Exhibit 3.2

PARTNERSHIP AGREEMENT

OF

ATLAS GROWTH PARTNERS, L.P.

TABLE OF CONTENTS

PARTNERSHIP AGREEMENT	i

ARTICLE I FORMATION	1

1.01. Formation	1

1.02. Name, Principal Office and Residence	1

1.03. Purpose	1

ARTICLE II DEFINITION OF TERMS	1

2.01. Definitions	1

ARTICLE III SUBSCRIPTIONS AND FURTHER CAPITAL CONTRIBUTIONS	21

3.01. Designation of Managing General Partner and Participants	21

3.02. Limited Partner at Formation	21

3.03. Subscriptions to the Initial Offering	21

3.04. No Additional Capital Contributions of the Managing General Partner or Dilution	22

3.05. Payment of Subscriptions	23

3.06. Partnership Funds	23

ARTICLE IV CONDUCT OF OPERATIONS	23

4.01. Acquisition of Leases	23

4.02. Conduct of Operations	24

4.03. General Rights and Obligations of the Participants and Restricted and Prohibited Transactions	29

4.04. Designation, Compensation and Removal of Managing General Partner	39

4.05. Indemnification and Exoneration	40

4.06. Other Activities	42

4.07. Issuances of Additional Partnership Interests	43

4.08. Splits and Combinations	43

4.09. Issuance of Common Units in Connection with Reset of Incentive Distribution Rights	44

ARTICLE V CAPITAL ACCOUNTS, ALLOCATIONS, ELECTIONS AND DISTRIBUTIONS	45

5.01. Capital Accounts	45

5.02. Allocations for Capital Account Purposes	47

5.03. Allocations for Tax Purposes	53

5.04. Requirement and Characterization of Distributions; Distributions to Record Holders	55

5.05. Distributions of Available Cash from Operating Surplus	55

5.06. Distributions of Available Cash from Capital Surplus	56

5.07. Adjustment of Initial Target Distribution and Target Distribution Levels	56

5.08. Special Provisions Relating to the Holders of Incentive Distribution Rights	56

5.09. Entity-Level Taxation	57

5.10. Distributions of Available Cash from Sale of All or Substantially All Assets	57

5.11. Distributions in the Event of Merger	58

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ARTICLE VI TRANSFER OF UNITS	58

6.01. Transferability of Common Units	58

6.02. Special Restrictions on Transfers of Units by Participants	58

6.03. Redemption of Common Units from Non-Citizens	60

ARTICLE VII DURATION, DISSOLUTION, AND WINDING UP	60

7.01. Duration	60

7.02. Dissolution and Winding Up	60

ARTICLE VIII MISCELLANEOUS PROVISIONS	61

8.01. Notices	61

8.02. Time	62

8.03. Applicable Law	62

8.04. Agreement in Counterparts	62

8.05. Amendment	62

8.06. Legal Effect	64

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THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the date set forth below, by and among Atlas Growth Partners GP, LLC, referred to as “Atlas” or the “Managing General Partner,” Atlas Energy, LP, as organizational limited partner, and the remaining parties from time to time signing a Subscription Agreement for Limited Partner Units, these parties, together with the organizational limited partner, sometimes referred to as “Limited Partners.”

ARTICLE I FORMATION

1.01. Formation.

The parties have formed a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) on the terms and conditions set forth in this Agreement.

1.02. Name, Principal Office and Residence.

1.02(a). Name.

The name of the Partnership is Atlas Growth Partners, L.P.

1.02(b). Residence.

The residence of the Managing General Partner is its principal place of business at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275, which shall also serve as the principal place of business of the Partnership. The residence of each Participant shall be as set forth on the Subscription Agreement executed by the Participant. All addresses shall be subject to change on notice to the parties.

1.02(c). Agent for Service of Process.

The name and address of the agent for service of process shall be The Corporation Service Company at 1209 Orange Street, Wilmington, Delaware 19801.

1.03. Purpose.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; and (b) do anything necessary or appropriate to the foregoing; provided, however, that the Managing General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the Managing General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the Managing General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business, free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

ARTICLE II DEFINITION OF TERMS

2.01. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the asset base of the Partnership from the asset base of the Partnership existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(a)	Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Down Event or a Book-Up Event.

(b)	If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book- Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all adjustments that, as of the end of such taxable year, reasonably are expected to be made to such Partner’s Capital Account under Treasury Regulation Section 1.704-1(b)(2)(iv)(k) for depletion allowances with respect to oil and gas properties of the Partnership, (ii) the amount of all losses and deductions that, as of the end of such taxable year, reasonably are expected to be allocated to such Partner in subsequent years pursuant to Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (iii) the amount of all distributions that, as of the end of such taxable year, reasonably are expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to § 5.02(d)(i) or (d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Class A Unit, a Common Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Class A Unit, Common Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Class A Unit, Common Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period (b) less (i) the amount of any net increase in Working Capital Borrowings with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period (it being understood that, in calculating the amount of Adjusted Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for Operating Expenditures by such

Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100), and (c) plus (i) the amount of any net decrease in Working Capital Borrowings with respect to such period, (ii) the amount of any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium (it being understood that, in calculating the amount of Adjusted Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for Operating Expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to §5.01(d)(i) or (d)(ii).

“Administrative Costs” means all customary and routine expenses incurred by the Sponsor for the conduct of Partnership administration, including: in-house legal, finance, in-house accounting, secretarial, travel, office rent, telephone, data processing and other items of a similar nature. Administrative Costs shall be limited as follows:

(i)	no Administrative Costs charged shall be duplicated under any other category of expense or cost; and

(ii)	no portion of the salaries, benefits, compensation or remuneration of controlling persons of the Managing General Partner shall be reimbursed by the Partnership as Administrative Costs. Controlling persons include directors, executive officers and those holding a 5% or more equity interest in the Managing General Partner or a person having power to direct or cause the direction of the Managing General Partner, whether through the ownership of voting securities, by contract, or otherwise.

“Administrator” means the official or agency administering the securities laws of a state.

“Affiliate” means with respect to a specific person:

(i)	any person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of the specified person;

(ii)	any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the specified person;

(iii)	any person directly or indirectly controlling, controlled by, or under common control with the specified person;

(iv)	any officer, director, trustee or partner of the specified person; and

(v)	if the specified person is an officer, director, trustee or partner, any person for which the person acts in any such capacity.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in § 4.09(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of § 5.02, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.4(d), in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Agreement of Limited Partnership, as it may be amended, supplemented or restated.

“Anthem Securities” means Anthem Securities, Inc., whose principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275.

“Assessments” means additional amounts of capital which may be mandatorily required of or paid voluntarily by a Participant beyond his subscription commitment.

“Asset Sale” has the meaning set forth in § 5.10.

“Atlas” means Atlas Growth Partners GP, LLC, a Delaware limited liability company, whose principal executive offices are located at Park Place Corporate Center One, 1000 Commerce Drive, Suite 410, Pittsburgh, Pennsylvania 15275, and any successor entity to Atlas Growth Partners GP, LLC, whether by merger or any other form of reorganization, or the acquisition of all, or substantially all, of Atlas Growth Partners GP, LLC’s assets.

“Available Cash” means, with respect to any Quarter ending prior to the Date of Final Terminating Event,

(a)	the sum of:

(i)	all cash and cash equivalents (including amounts available for working capital purposes under a credit facility, commercial paper facility or other similar financing arrangement) of the Partnership on hand at the end of such Quarter (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash and cash equivalents of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100); and

(ii)	if the Managing General Partner so determines in its sole discretion, all or any portion of additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings (including Working Capital Borrowings) made subsequent to the end of such Quarter (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such additional cash and cash equivalents of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100);

(b)	less the amount of any cash reserves established by the Managing General Partner for the Partnership (it being understood that, in calculating the amount of Available Cash in respect of a Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves established for such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) on the date of determination of Available Cash with respect to such Quarter, to:

(i)	provide for the proper conduct of the business of the Partnership (including reserves for working capital, operating expenses, future capital expenditures, potential acquisitions and for anticipated future credit needs of the Partnership);

(ii)	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; or

(iii)	provide funds for distributions pursuant to §§ 5.05 or 5.06 with respect to any one or more of the next four Quarters; or

(iv)	provide funds for distributions with respect to the Incentive Distribution Rights;

provided, however, that the Managing General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Initial Target Distribution on all Common Units and Class A Units with respect to such Quarter; and provided further, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing General Partner so determines. Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Final Termination Event occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means (i) if the Managing General Partner is a corporation or a limited liability company, the Managing General Partner’s board of directors or board of managers, as applicable, and (ii) if the Managing General Partner is a limited partnership, the board of directors or board of managers, as applicable, of the general partner of the Managing General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to § 5.01(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to § 5.01(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the Commonwealth of Pennsylvania shall not be regarded as a Business Day.

“Capital Account” or “account” means the account established for each party, maintained as provided in § 5.01.

“Capital Contribution” means the amount agreed to be contributed to the Partnership by a Partner.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or construction of new or improvement or replacement of existing, capital assets (including undeveloped leasehold acreage, properties containing estimated proved reserves (whether or not producing) and other similar assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, or after such capital contribution will have an equity interest, to fund such Group Member’s pro rata share of the cost of the addition or improvement to, the acquisition of existing, the construction of new or the improvement or replacement of existing capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the asset base of the Partnership, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the asset base of the Partnership or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction.

“Capital Surplus” has the meaning set forth in § 5.04(a).

“Carried Interest” means an equity interest in the Partnership issued to a Person without consideration, in the form of cash or tangible property, in an amount proportionately equivalent to that received from the Participants.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with § 5.01(d)(i) and (d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Class A Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A Class A Unit is not a Unit.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commences Commercial Service” and “Commencement of Commercial Service” shall mean the date on which a Capital Improvement or replacement asset begins producing in paying quantities or is first put into commercial service following completion of construction, acquisition, development and testing, as applicable.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests held by all Limited Partners and by the Managing General Partner (exclusive of the Managing General Partner’s interest as a holder of the General Partner Interest, Class A Units and Incentive Distribution Rights) and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors composed of one or more directors, each of whom (a) is not an officer or employee of the Managing General Partner, (b) is not an officer, director or employee of any Affiliate of the Managing General Partner, (c) is not a holder of any ownership interest in the Managing General Partner or the Partnership, other than Common Units or other awards granted to such director under the Partnership’s equity compensation plans, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to a new partnership on termination of the Partnership pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to § 5.02(d), such property shall no longer constitute a Contributed Property but shall be deemed an Adjusted Property.

“Cost,” when used with respect to the sale or transfer of property to the Partnership from the Sponsor or an Affiliate, means:

(i)	the sum of the prices paid by the seller or transferor to an unaffiliated Person for the property, including bonuses;

(ii)	title insurance or examination costs, brokers’ commissions, filing fees, recording costs, transfer taxes, if any, and like charges in connection with the acquisition of the property;

(iii)	a pro rata portion of the seller’s or transferor’s actual necessary and reasonable expenses for seismic and geophysical services; and

(iv)	rentals and ad valorem taxes paid by the seller or transferor for the property to the date of its transfer to the buyer, interest and points actually incurred on funds used to acquire or maintain the property, and the portion of the seller’s or transferor’s reasonable, necessary and actual expenses for geological, geophysical, engineering, drafting, accounting, legal and other like services allocated to the property cost in conformity with generally accepted accounting principles and industry standards, except for expenses in connection with the past drilling of wells which are not producers of sufficient quantities of oil or gas to make commercially reasonable their continued operations, and provided that the expenses enumerated in this subsection (iv) shall have been incurred not more than 36 months before the sale or transfer to the Partnership.

“Cost,” when used with respect to services, means the reasonable, necessary and actual expense incurred by the provider on behalf of the Partnership in providing the services, determined in accordance with generally accepted accounting principles. As used elsewhere, “Cost” means the price paid by the seller in an arm’s-length transaction.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of § 5.01(d)(xi).

“Dealer-Manager” means Anthem Securities, Inc., an Affiliate of the Managing General Partner, the broker/dealer which will manage the offering and sale of the Units.

“Delaware Act” has the meaning set forth in § 1.01.

“Developed Reserves” means oil and gas reserves of any category that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well.

“Development Well” means a well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic Horizon known to be productive.

“Direct Costs” means all actual and necessary costs directly incurred for the benefit of the Partnership and generally attributable to the goods and services provided to the Partnership by parties other than the Sponsor or its Affiliates. Direct Costs may not include any cost otherwise classified as Organization and Offering Costs, Administrative Costs, Intangible Drilling Costs, Tangible Costs, Operating Costs, or costs related to the Leases, but may include the cost of services provided by the Sponsor or its Affiliates if the services are provided pursuant to written contracts and in compliance with § 4.03(d)(6) or pursuant to the Managing General Partner’s role as Tax Matters Partner. Direct Costs shall be billed directly to and paid by the Partnership to the extent practicable.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur over the long term to maintain the levels of oil and natural gas production of the Partnership existing at the time the estimate is made. The Board of Directors will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with § 4.03(b) to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Managing General Partner shall determine the allocation between the amounts paid for each.

“Exploratory Well” means a well drilled to find and produce oil or gas in an unproved area, find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir. Generally, an exploratory well is any well that is not a developmental well, a service well, or a stratigraphic test well as those items are defined by the SEC.

“Farmout” means an agreement by the owner of the leasehold or Working Interest to assign his interest in certain acreage or well to the assignees, retaining some interest such as an Overriding Royalty Interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

“Final Terminating Event” means any one of the following:

(i)	the expiration of the Partnership’s term;

(ii)	notice to the Participants by the Managing General Partner of its election to terminate the Partnership’s affairs;

(iii)	notice by the Participants to the Managing General Partner of their similar election through the affirmative vote of Participants whose Units equal a majority of the total Units; or

(iv)	the termination of the Partnership under Section 708(b)(1)(A) of the Code or the Partnership ceases to be a going concern.

“First Liquidation Target Amount” has the meaning set forth in § 5.02(c).

“First Target Distribution” means an amount equal $0.20125 per Common Unit and Class A Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $0.20125 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in such fiscal quarter), subject to adjustment in accordance with this Agreement.

“General Partner Interest” means the ownership interest of the Managing General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest, including Incentive Distribution Rights or Common Units, held by it), which ownership interest is evidenced by Class A Units, and includes any and all benefits to which the Managing General Partner is entitled as provided in this Agreement, together with all obligations of the Managing General Partner to comply with the terms and provisions of this Agreement.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s length transaction.

“Group Member” means each of the Partnership and its subsidiaries.

“Horizon” means a zone of a particular formation; that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

“IDR Reset Common Units” has the meaning set forth in § 4.09(a).

“IDR Reset Election” has the meaning set forth in § 4.09(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the Managing General Partner pursuant to § 3.01, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holder(s) of the Incentive Distribution Rights.

“Indemnitee” means (a) the Managing General Partner, (b) any departing Managing General Partner, (c) any Person who is or was an Affiliate of the Managing General Partner or any departing Managing General Partner, (d) any Person who is or was a manager, managing member, officer, director, employee, agent, fiduciary or trustee of any Group Member, the Managing General Partner or any departing Managing General Partner or any Affiliate of any Group Member, the Managing General Partner or any departing Managing General Partner, (e) any Person who is or was serving at the request of the Managing General Partner or any departing Managing General Partner or any Affiliate of the Managing General Partner or any departing Managing General Partner as a manager, managing member, officer, director, employee, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (f) any Person that the Managing General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Independent Expert” means a person with no material relationship to the Sponsor or its Affiliates who is qualified and in the business of rendering opinions regarding the value of natural gas and oil properties based on the evaluation of all pertinent economic, financial, geologic and engineering information available to the Sponsor or its Affiliates.

“Initial Closing Date” means the date, after the minimum amount of subscription proceeds has been received in the Initial Offering, when subscription proceeds are first withdrawn from the escrow account.

“Initial Offering” means the initial offering of the Common Units, which is completed on the Offering Termination Date.

“Initial Target Distribution” means an amount equal to $0.175 per Common Unit and Class A Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of $0.175 multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in such fiscal quarter), subject to adjustment in accordance with this Agreement.

“Initial Unit Price” means with respect to the Common Units, $10.00 per Common Unit, and for any other class or series of Partnership Interests, the price per Partnership Interest at which such class or series of Partnership Interest is initially sold by the Partnership, as determined by the Managing General Partner, in each case adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Partnership Interests.

“Intangible Drilling Costs” means those expenditures associated with property acquisition and the drilling and completion of natural gas and oil wells that under present law are generally accepted as fully deductible currently for federal income tax purposes. This includes:

(i)	all expenditures made for any well before production in commercial quantities for wages, fuel, repairs, hauling, supplies and other costs and expenses incident to and necessary for drilling the well and preparing the well for production of natural gas or oil, that are currently deductible pursuant to Section 263(c) of the Code and Treasury Reg. Section 1.612-4, and are generally termed “intangible drilling and development costs”;

(ii)	the expense of plugging and abandoning any well before a completion attempt; and

(iii)	the costs (other than Tangible Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Interim Closing Date” means those date(s) after the Initial Closing Date that the Managing General Partner, in its sole discretion, admits Participants whose Subscription Agreements are accepted by the Managing General Partner as Limited Partners.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person), and that when the term “Limited Partner Interest” is used herein, such term shall not include any holder of a Class A Unit or General Partner Interest (solely with respect to its Class A Units and General Partner Interest), except as may otherwise be required by law.

“Listing Event” means the Partnership’s first listing of the Common Units on a National Securities Exchange.

“Landowner’s Royalty Interest” means an interest in production, or its proceeds, to be received free and clear of all costs of development, operation, or maintenance, reserved by a landowner on the creation of a Lease.

“Leases” means full or partial interests in natural gas and oil leases, oil and natural gas mineral rights, fee rights, licenses, concessions, drilling rights or other rights under which the holder, directly or indirectly, is entitled to explore for and produce oil and/or natural gas, and includes any contractual rights to acquire any such interest.

“Limited Partners” means:

(i)	the Organizational Limited Partner;

(ii)	the Persons signing the Subscription Agreement as Limited Partners; and

(iii)	any other Persons who are admitted to the Partnership as additional or substituted Limited Partners.

All Limited Partners shall be of the same class and have the same rights.

“Maintenance Capital Expenditures” means cash expenditures, including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member, or for the acquisition of existing, or the construction or development of new, capital assets, including replacement of equipment and oil and natural gas reserves (including non-proved reserves attributable to undeveloped leasehold acreage, properties containing estimated proved reserves and other similar assets), whether through the development, exploitation and production of an existing leasehold or the acquisition or development of a new oil or natural gas property, including to offset expected production declines from producing properties, if such expenditures are made to maintain the levels of oil and natural gas production of the Partnership for the long term. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a replacement asset and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset.

“Managing General Partner” means:

(i)	Atlas; or

(ii)	any Person admitted to the Partnership as a general partner who is designated to exclusively supervise and manage the operations of the Partnership.

“Merger” means the merger or consolidation of the Partnership with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or conversion into any such entity.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the Managing General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to § 5.01(d)(ii)) at the time such property is distributed, reduced by any Liability either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with § 5.01(b) and shall include Simulated Gain but shall not include any items specially allocated under §§ 5.02(d) or (e); provided that the determination of the items that have been specially allocated under § 5.02(d) shall be made as if § 5.02(d)(xii) were not in this Agreement.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with § 5.01(b) and shall include Simulated Gain but shall not include any items specially allocated under §§ 5.02(d) or (e); provided that the determination of the items that have been specially allocated under § 5.02(d) shall be made as if § 5.02(d)(xii) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Date of Final Terminating Event. The items included in the determination of Net Termination Gain shall be determined in accordance with § 5.01(b) and shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under §§ 5.02(d) or (e).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Date of Final Terminating Event. The items included in the determination of Net Termination Loss shall be determined in accordance with § 5.01(b) and shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under §§ 5.02(d) or (e).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to §§ 5.03(c)(iii), (d)(i)(A), (d)(ii)(A) and (d)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1) and 1.704-2(c), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Offering Termination Date” means the date, after the minimum amount of subscription proceeds has been received in the Initial Offering, on which the Managing General Partner determines, in its sole discretion, that the Partnership’s initial subscription period is closed and the acceptance of initial subscriptions ceases.

“Operating Costs” means expenditures made and costs incurred in producing and marketing natural gas or oil from completed wells. These costs include, but are not limited to:

(i)	labor, fuel, repairs, hauling, materials, supplies, utility charges and other costs incident to or related to producing and marketing natural gas and oil;

(ii)	ad valorem and severance taxes;

(iii)	insurance and casualty loss expense; and

(iv)	compensation to well operators or others for services rendered in conducting these operations.

Operating Costs also include disposal and injection wells, transporting and treating water and other waste from the Partnership’s wells by pipeline, truck or barge, reworking, workover, subsequent equipping, and similar expenses relating to any well, gathering fees and the payment or reimbursement of the Managing General Partner as set forth in § 4.03(d)(7).

“Operating Expenditures” means all cash expenditures of the Partnership (it being understood that, in calculating the amount of Operating Expenditures in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash expenditures by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100), including taxes, reimbursements of expenses of the Managing General Partner and its Affiliates, payments made in the ordinary course of business under hedge contracts, officer compensation, repayment of Working Capital Borrowings, debt service payments and Estimated Maintenance Capital Expenditures, subject to the following:

(a)	repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b)	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c)	Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including distributions in respect of any Incentive Distributions Rights) or (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the Managing General Partner for such purchases.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)

the sum of (i) $60.0 million, (ii) all cash receipts of the Partnership (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) for the period beginning on the day following the Initial Closing Date and ending on the last day of such period, including Working Capital Borrowings but excluding cash receipts from Interim Capital Transactions, (iii) all cash receipts of the Partnership (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash receipts of such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including incremental incentive distributions) to finance all or a portion of the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or reserves) and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition, development, replacement or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, including incremental incentive distributions, to finance the construction, acquisition, development or improvement of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition, development, replacement or improvement of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)); less

(b)	the sum of (i) Operating Expenditures for the period beginning on the day following the Initial Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the Managing General Partner for the Partnership (it being understood that, in calculating the amount of Operating Surplus in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such cash reserves for such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on the disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Managing General Partner so determines. Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Final Termination Event occurs and any subsequent Quarter shall equal zero.

“Organization and Offering Costs” means all costs of organizing and selling the Common Units in the Initial Offering including, but not limited to:

(i)	total underwriting and brokerage discounts and commissions, including fees of the underwriters’ attorneys, the Dealer-Manager fee, sales commissions and reimbursement for bona fide due diligence expenses;

(ii)	expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(iii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iv)	other front-end fees.

“Organization Costs” means all costs of organizing the offering including, but not limited to:

(i)	expenses for printing, engraving, mailing, salaries of employees while engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositaries, engineers and other experts;

(ii)	expenses of qualification of the sale of the securities under federal and state law, including taxes and fees, accountants’ and attorneys’ fees; and

(iii)	other front-end fees.

“Organizational Limited Partner” means Atlas Energy, LP, in its capacity as the organizational limited partner of the Partnership.

“Overriding Royalty Interest” means an interest in the natural gas and oil produced under a Lease, or the proceeds from the sale thereof, carved out of the Working Interest, to be received free and clear of all costs of development, operation, or maintenance.

“Participants” means the Limited Partners.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i)(1) and 1.704-2(i)(2), are attributable to a Partner Nonrecourse Debt.

“Partners” means the Managing General Partner and the Limited Partners.

“Partnership” means Atlas Growth Partners, L.P. and, when appropriate, its Subsidiaries, treated as a consolidated entity.

“Partnership Interest” means any equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude options, warrants, rights and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(b)(2) and 1.704-2(d).

“Partnership Well” means a well, some portion of the revenues from which is received by the Partnership.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Partnership Interest held by a Person other than the Managing General Partner or any Affiliate of the Managing General Partner who holds Partnership Interests.

“Percentage Interest” means as of any date of determination, (a) as to any holder of Class A Units, the Percentage Interest attributable to such Class A Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of Class A Units held by such holder by (y) the sum of the total number of all outstanding Common Units and the total number of outstanding Class A Units; (b) as to any holder of Common Units, the Percentage Interest attributable to such Common Units shall equal the product obtained by multiplying (i) 100% less the percentage applicable to clause (c) below by (ii) the quotient obtained by dividing (x) the number of Common Units held by such holder by (y) the sum of the total number of all outstanding Common Units and the total number of outstanding Class A Units; and (c) as to the holders of additional Partnership Interests issued by the Partnership in accordance with § 4.07, the percentage established as a part of such issuance. Unless the context otherwise requires, references to the Percentage Interest of any holder of more than one class or series of Partnership Interests shall mean the aggregate Percentage Interest attributable to all such Partnership Interests. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means a natural person, partnership, corporation, association, trust or other legal entity.

“Production Purchase” or “Income” Program means any program whose investment objective is to directly acquire, hold, operate, and/or dispose of producing oil and gas properties. Such a program may acquire any type of ownership interest in a producing property, including, but not limited to, working interests, royalties, or production payments. A program which spends at least 90% of capital contributions and funds borrowed (excluding offering and organizational expenses) in the above described activities is presumed to be a production purchase or income program.

“Program” means one or more limited or general partnerships or other investment vehicles formed, or to be formed, for the primary purpose of:

(i)	exploring for natural gas, oil and other hydrocarbon substances; or

(ii)	investing in or holding any property interests which permit the exploration for or production of hydrocarbons or the receipt of such production or its proceeds.

“Pro Rata” means (a) when used with respect to Partnership Interests or any class or classes thereof, apportioned equally among all designated Partnership Interests in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Prospect” means an area covering lands which are believed by the Managing General Partner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more Horizons. The area, which may be different for different Horizons, shall be:

(i)	designated by the Managing General Partner in writing before the conduct of Partnership operations thereon; and

(ii)	enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein.

If the well to be drilled by the Partnership is to a Horizon containing Proved Reserves, then a “Prospect” for a particular Horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells. Notwithstanding, a horizontal well may be drilled on the well pad on a Prospect on which another Partnership Well is drilled.

“Proved Reserves” means those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:

(a)	the area identified by drilling and limited by fluid contacts, if any; and

(b)	adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)	In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii)	Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)	Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(a)	successful testing by a pilot project, in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(b)	the project has been approved for development by all necessary parties and entities, including governmental entities.

(v)	Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the- month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Managing General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to Partnership Interests of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the Managing General Partner has caused to be kept as of the opening of business on such Business Day.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the Class A Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the

Class A Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to §§5.01(d)(i), (d)(ii), (d)(iv), (d)(v), (d)(vi), (d)(vii), (d)(ix) or (e).

“Reserves” means estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reset Initial Target” has the meaning set forth in § 4.09(a).

“Reset Notice” has the meaning set forth in § 4.09(b).

“Residual Gain” or “Residual Loss” means any item of gain or loss, or Simulated Gain or Simulated Loss, as the case may be, of the Partnership recognized for U.S. federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss or Simulated Gain or Simulated Loss is not allocated pursuant to §§ 5.03(d)(i)(A) or (d)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Roll-Up” means a transaction involving the acquisition, merger, conversion or consolidation, either directly or indirectly, of the Partnership and the issuance of securities of a Roll-Up Entity. The term does not include:

(i)	a transaction involving securities of the Partnership that have been listed for at least 12 months on a National Securities Exchange; or

(ii)	a transaction involving the conversion to corporate, trust or association form of only the Partnership if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(a)	voting rights;

(b)	the Partnership’s term of existence;

(c)	the Managing General Partner’s compensation; and

(d)	the Partnership’s investment objectives; or

(iii)	a transaction involving securities of the Roll-Up Entity where securities of the same class have been listed for at least 12 months on a National Securities Exchange.

“Roll-Up Entity” means a partnership, trust, corporation or other entity that would be created or survive after the successful completion of a proposed roll-up transaction.

“Sales Commissions” means all cash underwriting and brokerage discounts and commissions incurred in the sale of Units payable to registered broker/dealers, but excluding the following:

(i)	the 3% Dealer-Manager fee, which must be paid in cash; and

(ii)	the reimbursement for bona fide due diligence expenses.

“Second Liquidation Target Amount” has the meaning set forth in § 5.02(c).

“Second Target Distribution” means an amount equal to $0.21875 per Common Unit and Class A per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $0.21875 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with this Agreement.

“Selling Agents” means the broker/dealers which are selected by the Dealer-Manager to participate in the offer and sale of the Common Units.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the Managing General Partner (as holder of the Class A Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Managing General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Sponsor” means any person directly or indirectly instrumental in organizing, wholly or in part, a Program or any Person who will manage or is entitled to manage or participate in the management or control of a Program. The definition includes the managing and controlling general partner(s) and any other Person who actually controls or selects the Person who controls 25% or more of the exploratory, development or producing activities of the Program, or any segment thereof, even if that Person has not entered into a contract at the time of formation of the Program. “Sponsor” does not include wholly independent third-parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of Units.

“Subscription Agreement” means an execution and subscription instrument in the form attached as Exhibit (I-B) to this Agreement, which is incorporated in this Agreement by reference.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tangible Costs” means those costs associated with property acquisition and drilling and completing natural gas and oil wells which are generally accepted as capital expenditures under the Code. This includes all of the following:

(i)	costs of equipment, parts and items of hardware used in drilling and completing a well;

(ii)	the costs (other than Intangible Drilling Costs and Lease acquisition costs) to re-enter and deepen an existing well, complete the well to deeper reservoirs, or plug and abandon the well if it is nonproductive from the targeted deeper reservoirs; and

(iii)	those items necessary to deliver acceptable natural gas and oil production to purchasers to the extent installed downstream from the wellhead of any well and which are required to be capitalized under the Code and its regulations.

“Target Distributions” means, collectively, the Initial Target Distribution, the First Target Distribution and the Second Target Distribution.

“Tax Matters Partner” means the Managing General Partner.

“Unpaid Initial Target” has the meaning set forth in § 5.02(c).

“Undeveloped Reserves” means reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion, provided that:

(i)	Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)	Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

(iii)	Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units but shall not include (a) Class A Units (or the General Partner Interest represented thereby) or (b) Incentive Distribution Rights.

“Unitholders” means the holders of Partnership Interests.

“Working Capital Borrowings” means borrowings of the Partnership (it being understood that, in calculating the amount of Working Capital Borrowings in respect of any Subsidiary of the Partnership that is not directly or indirectly wholly owned by the Partnership, such borrowings by such Subsidiary shall be multiplied by a fraction, the numerator of which is the percentage of equity in such Subsidiary held directly or indirectly by the Partnership and the denominator of which is 100) made pursuant to a credit facility, commercial paper facility or other similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings from sources other than additional Working Capital Borrowings.

“Working Interest” means an interest in a Lease which is subject to some portion of the cost of development, operation, or maintenance of the Lease.

ARTICLE III SUBSCRIPTIONS AND FURTHER CAPITAL CONTRIBUTIONS

3.01. Designation of Managing General Partner and Participants.

In connection with the formation of the Partnership under the Delaware Act, the Managing General Partner made an initial Capital Contribution to the Partnership in the amount of $1,000 in exchange for a Managing General Partner Interest consisting of Class A Units representing a Managing General Partner Interest with a Percentage Interest of 2%, subject to all of the rights, privileges and duties of the Managing General Partner under this Agreement, and the Incentive Distribution Rights, and was admitted as the Managing General Partner of the Partnership.

3.02. Limited Partner at Formation.

Atlas Energy, LP, as Organizational Limited Partner, has acquired ten Common Units and has made a Capital Contribution of $100.

3.03. Subscriptions to the Initial Offering.

3.03(a). Subscriptions by Participants.

3.03(a)(1). Subscription Price and Minimum Subscription. The subscription price of a Common Unit in the Initial Offering shall be the Initial Unit Price, except as set forth below, and shall be payable as set forth in § 3.05. The minimum subscription per Participant shall be 2,500 Common Units ($25,000). All subscribers’ funds shall be held in an interest bearing account or accounts by an independent escrow holder and shall not be released to the Partnership until the receipt and acceptance of the minimum amount of subscription proceeds set forth in §3.03(c)(2). Thereafter, subscriptions may be paid directly to a Partnership account. Notwithstanding the foregoing, the subscription price for (i) the Managing General Partner, its officers, directors, and Affiliates will be reduced by an amount not to exceed the 3% Dealer-Manager fee and the 7% Sales Commission, which shall not be paid with respect to those sales; provided that no more than 5% of the total Common Units shall be sold with the discounts described in this clause (i); (ii) Participants who buy Common Units through the officers and directors of the Managing General Partner will be reduced by an amount not to exceed the 3% Dealer-Manager fee and the 7% Sales Commission, which shall not be paid with respect to those sales; (iii) registered investment advisors and their clients will be reduced by an amount not to exceed the 7% Sales Commission, which shall not be paid with respect to those sales; and (iv) selling agents and their registered representatives and principals will be reduced by an amount not to exceed the 7% Sales Commission, which shall not be paid with respect to those sales.

3.03(a)(2). Effect of Subscription. Execution of a Subscription Agreement shall serve as an agreement by the Participant to be bound by each and every term of this Agreement.

3.03(c). Minimum Number of Common Units. The minimum number of Common Units shall equal at least 200,000 Common Units, but in any event not less than the number of Common Units that provides the Partnership with cash subscription proceeds of $2,000,000, excluding common units purchased by the Managing General Partner and its Affiliates. If subscriptions for the minimum number of Common Units have not been received and accepted on or before December 31, 2014 (as the same may be extended by the Managing General, in its discretion, for a maximum aggregate additional 90 days), then all monies deposited by subscribers shall be promptly returned to them. They shall receive interest earned on their subscription proceeds from the date the monies were deposited in escrow through the date of refund, without deduction for any fees. The Partnership may break escrow, in the Managing General Partner’s sole discretion, on receipt and acceptance of the minimum subscription proceeds.

3.03(d). Acceptance of Subscriptions to the Initial Offering.

3.03(d)(1). Discretion by the Managing General Partner. Acceptance of subscriptions is discretionary with the Managing General Partner. The Managing General Partner may reject any subscription for any reason it deems appropriate.

3.03(d)(2). Time Period in Which to Accept Subscriptions. Subscriptions shall be accepted or rejected by the Managing General Partner within 30 days of their receipt. If a subscription is rejected, then all of the subscriber’s funds shall be returned to the subscriber promptly, with interest earned and without deduction for any fees.

3.03(d)(3). Admission to the Partnership. The Participants shall be admitted to the Partnership as follows:

(i)	not later than 15 days after the release from the escrow account of Participants’ subscription proceeds to the Partnership; or

(ii)	if a Participant’s subscription proceeds are received by the Partnership after the close of the escrow account, then not later than the last day of the calendar month in which his Subscription Agreement was accepted by the Managing General Partner.

3.04. No Additional Capital Contributions of the Managing General Partner or Dilution.

3.04(a). The Percentage Interest represented by all of the outstanding Class A Units shall at all times be equal to 2%, regardless of any issuance of any Limited Partner Interests or Units by the Partnership, and the Managing General Partner shall not be obligated to make any capital contribution to the Partnership in order for such Class A Units to represent such Percentage Interest.

3.04(b). The parties intend that each Class A Unit shall represent the same Percentage Interest as one Unit. Accordingly, upon issuance of any Limited Partner Interests or Units by the Partnership (including any IDR Reset Common Units, but excluding the issuance of Common Units pursuant to § 3.01), the Partnership will automatically issue to the Managing General Partner, without further consideration or any requirement of capital contribution by the Managing General Partner, a number of Class A Units so that the total number of outstanding Class A Units after such issuance equals 2% of the sum of (i) the total number of outstanding Units after such issuance and (ii) the total number of outstanding Class A Units after such issuance.

3.04(c). Managing General Partner’s Right to Assign Its Partnership Interest. Prior to the tenth anniversary of the Initial Closing Date, the Managing General Partner shall not transfer all or any part of its General Partner Interest (represented by Class A Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding Common Units (excluding Common Units held by the Managing General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the Managing General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the Managing General Partner with or into another Person or the transfer by the Managing General Partner of all or substantially all of its assets to another Person. On or after the tenth anniversary of the Initial Closing Date, the Managing General Partner may transfer all or any part of its General Partner Interest (represented by Class A Units) to any Person without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer by the Managing General Partner of all or any part of its General Partner Interest (represented by Class A Units) to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Managing General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an opinion of counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for

U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Managing General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this §3.04(c), the transferee or successor (as the case may be) shall be admitted to the Partnership as the Managing General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution. No transfer of the Managing General Partner’s interest in the Partnership to its Affiliates under this §3.04(c) shall require an accounting by the Managing General Partner or the Partnership to the Participants.

3.05. Payment of Subscriptions.

A Participant shall pay the subscription amount designated on his Subscription Agreement 100% in cash at the time of subscribing.

3.06. Partnership Funds.

3.06(a). Fiduciary Duty. The Managing General Partner has a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the Managing General Partner’s possession or control. The Managing General Partner shall not employ, or permit another to employ, the funds and assets of the Partnership in any manner except for the exclusive benefit of the Partnership.

3.06(b). Special Account After the Receipt of the Minimum Partnership Subscriptions. Following the receipt of the minimum amount of subscriptions and breaking escrow, the funds of the Partnership shall be held in a separate interest- bearing account maintained for the Partnership and shall not be commingled with funds of any other entity.

ARTICLE IV CONDUCT OF OPERATIONS

4.01. Acquisition of Leases.

4.01(a)(1). In General. The Managing General Partner shall select, acquire and assign or cause to have assigned to the Partnership full or partial interests in Leases by any method customary in the natural gas and oil industry, subject to the terms and conditions set forth below. The Partnership may acquire and develop interests in Leases covering one or more of the same Prospects, in the Managing General Partner’s discretion.

4.01(a)(2). Federal and State Leases. The Partnership is authorized to acquire Leases on federal and state lands.

4.01(a)(3). Managing General Partner’s Discretion as to Terms and Burdens of Acquisition. Subject to the provisions of § 4.03(d), the acquisitions of Leases or other property may be made under any terms and obligations, including any limitations as to the Horizons to be assigned to the Partnership and subject to any burdens as the Managing General Partner deems necessary in its sole discretion. Subject to § 4.03(d), wellbore assignments from the Managing General Partner or its Affiliates to the Partnership in the case of Prospects on which horizontal wells will be drilled are expressly authorized in the Managing General Partner’s discretion.

4.01(a)(4). Cost of Leases. Subject to § 4.02(b)(3), all Leases sold to the Partnership by the Managing General Partner or its Affiliates shall be sold at the Cost of the Lease, unless the Managing General Partner has cause to believe that Cost is materially more than the fair market value of the Lease, in which case the Lease must be sold to the Partnership at a price not in excess of the fair market value. Also, the Managing General Partner may average the cost of the Leases by area or type of drilling to arrive at an average Cost of the Leases per Prospect for each area which the Managing General Partner believes is less than fair market value. A determination of fair market value must be supported by an appraisal from an Independent Expert.

4.01(a)(5). The Managing General Partner’s or Affiliates’ Rights in the Remainder Interests. Subject to the provisions of § 4.03(d), to the extent the Partnership does not acquire a full interest in a Lease from the Managing General Partner or its Affiliates, the remainder of the interest in the Lease may be held by the Managing General Partner or its Affiliates. They may either:

(i)	retain and exploit the remaining interest for their own account; or

(ii)	sell or otherwise dispose of all or a part of the remaining interest.

Profits from the exploitation and/or disposition of their retained interests in the Leases shall be for the benefit of the Managing General Partner or its Affiliates to the exclusion of the Partnership and the Participants.

4.01(a)(6). No Breach of Duty. Subject to the provisions of § 4.03(d), the acquisition of Leases from the Managing General Partner or its Affiliates shall not be considered a breach of any obligation owed by them to the Partnership or the Participants.

4.01(b). No Overriding Royalty Interests. Neither the Managing General Partner nor any Affiliate shall retain any Overriding Royalty Interest on the Leases acquired by the Partnership.

4.01(c). Title and Nominee Arrangements.

4.01(c)(1). Legal Title. Legal title to all Leases acquired by the Partnership shall be held on a permanent basis in the name of the Partnership or a Group Member. However, Partnership properties may be held temporarily in the name of:

(i)	the Managing General Partner;

(ii)	its Affiliates; or

(iii)	any other nominee designated by the Managing General Partner; to facilitate the acquisition of the properties.

4.01(c)(2). Managing General Partner’s Discretion. The Managing General Partner shall take the steps which are necessary in its best judgment to render title to the Leases to be acquired by the Partnership acceptable for the purposes of the Partnership. The Managing General Partner shall be free, however, to use its own best judgment in waiving title requirements. The Managing General Partner shall not be liable to the Partnership the Participants or any other parties for any mistakes of judgment; nor shall the Managing General Partner be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to the Leases assigned to the Partnership or the extent of the interest covered thereby.

4.01(c)(3). Commencement of Operations. The Partnership shall not begin operations on its Leases unless the Managing General Partner is satisfied that necessary title requirements have been satisfied.

4.02. Conduct of Operations.

4.02(a). Management. Subject to any restrictions contained in this Agreement, the Managing General Partner shall exercise full control over all operations of the Partnership.

4.02(b). General Powers of the Managing General Partner.

4.02(b)(1)(a). In General. Subject to the provisions of § 4.03, the Managing General Partner shall have full authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership. Without limiting the generality of the foregoing, the Managing General Partner is expressly authorized to engage in:

(i)	the making of all determinations of which Leases, wells and operations will be participated in by the Partnership, which includes:

(a)	which Leases are developed;

(b)	which Leases are abandoned; or

(c)	which Leases are sold or assigned to other parties, including other investor ventures organized by the Managing General Partner or any of its Affiliates;

(ii)	the negotiation and execution on any terms deemed desirable in its sole discretion of any contracts, conveyances, or other instruments, considered useful to the conduct of the operations or the implementation of the powers granted it under this Agreement;

(iii)	the exercise, on behalf of the Partnership or the parties, as the Managing General Partner in its sole judgment deems best, of all rights, elections and options granted or imposed by any agreement, statute, rule, regulation, or order;

(iv)	the making of all decisions concerning the desirability of payment, and the payment or supervision of the payment, of all delay rentals and shut-in and minimum or advance royalty payments;

(v)	the selection of full or part-time employees and outside consultants and contractors and the determination of their compensation and other terms of employment or hiring, and the allocation of expenses to the Partnership pursuant to § 4.03(d)(3)(a);

(vi)	the maintenance of insurance for the benefit of the Partnership, the Partners and the indemnitees;

(vii)	the use of the funds and revenues of the Partnership, and the borrowing on behalf of, and the loan of money to, the Partnership, on any terms it sees fit, for any purpose, including without limitation:

(a)	the conduct or financing, in whole or in part, of, or reinvestment in, the drilling and other activities of the Partnership;

(b)	the conduct of additional operations; and

(c)	the repayment of any borrowings or loans used initially to finance these operations or activities;

(viii)	the disposition, hypothecation, sale, exchange, release, surrender, reassignment or abandonment of any or all assets of the Partnership, including without limitation, the Leases, wells, equipment and production therefrom, provided that an Asset Sale shall only be made as provided in § 4.03(c)(2);

(ix)	the formation of any further limited or general partnership, tax partnership, joint venture, or other relationship which it deems desirable with any parties who it, in its sole discretion, selects, including any of its Affiliates;

(x)	the control of any matters affecting the rights and obligations of the Partnership, including:

(a)	the employment of attorneys to advise and otherwise represent the Partnership;

(b)	the conduct of litigation and incurring other legal expenses; and

(c)	the settlement of claims and litigation;

(xi)	the operation of producing wells drilled on the Leases or on a Prospect which includes any part of the Leases;

(xii)	the exercise of the rights granted to it under the power of attorney created under this Agreement;

(xiii)	the determination of whether, when and how the Listing Event shall occur; and

(xiv)	the incurring of all costs and the making of all expenditures in any way related to any of the foregoing.

4.02(b)(1)(b). Except as expressly set forth in this Agreement or the Delaware Act, neither the Managing General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Group Member or any Limited Partner, and the Partners agree that the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, replace such other duties and liabilities of the General Partner or such other Indemnitee. The Limited Partners and any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement shall be deemed to have expressly approved this § 4.02(b)(1)(b).

4.02(b)(2). Delegation of Authority.

4.02(b)(2)(a). The Managing General Partner may subcontract and delegate all or any part of its duties under this Agreement to any entity chosen by it, including an entity Affiliated with it, which party shall have the same powers in the conduct of the duties as would the Managing General Partner. The delegation, however, shall not relieve the Managing General Partner of its responsibilities under this Agreement.

4.02(b)(2)(b). The Managing General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

4.02(b)(2)(c). The Managing General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an opinion of counsel) of such Persons as to matters that the Managing General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

4.02(b)(2)(d). The Managing General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

4.02(b)(3). Conflicts of Interest.

4.02(b)(3)(a). Whenever a potential conflict of interest exists or arises between the Managing General Partner or any of its Affiliates (other than the Partnership, any Group Member or any Partner), on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the Managing General Partner or its Affiliates in respect of such conflict of interest shall conclusively be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any agreement contemplated herein, or of any duty stated hereunder or implied by law or equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the outstanding Common Units (excluding Common Units owned by the Managing General Partner and its Affiliates), or (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; provided, however, that clause (iii) hereof shall not be applicable to any proposed conflict of interest which is material to the business and operations of the Partnership. The Managing General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the Managing General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith in the best interest of the Partnership, and if neither Special Approval nor Unitholder approval is sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies the standard set forth in clause (iii) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith in the best interest of the Partnership, and in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the private offering memorandum relating to the Initial Offering and any actions of the Managing General Partner taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

4.02(b)(3)(b). Whenever the Managing General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the Managing General Partner causes the Managing General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Managing General Partner, the Board of Directors or such committee causing the Managing General Partner, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, to do so, shall make such determination or take or decline to take such other action in good faith in the best interest of the Partnership and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity (including fiduciary standards). A determination, other action or failure to act by the Managing General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), or such Affiliate causing the Managing General Partner to do so, will be deemed to be in good faith in the best interest of the Partnership unless the applicable party believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith in the best interest of the Partnership.

4.02(b)(3)(c). Whenever the Managing General Partner or any of its Affiliates or any other Indemnitee makes a determination or takes or declines to take any other action, or any Affiliate of the Managing General Partner causes the Managing General Partner to do so, in the General Partner’s individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Managing General Partner, such Affiliates and such Indemnitee are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the Managing General Partner, such Affiliates and such Indemnitee shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its discretion” or some variation of those phrases, are used in this Agreement, it indicates that the Managing General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the Managing General Partner, any of its Affiliates or any Indemnitee votes or transfers its Partnership Interests or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The Managing General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the Managing General Partner is a limited liability company, stockholders, if the Managing General Partner is a corporation, or the members or stockholders of the Managing General Partner’s general partner, if the Managing General Partner is a partnership.

4.02(b)(3)(d). Notwithstanding anything to the contrary in this Agreement, none of the Managing General Partner, any Affiliate of the Managing General Partner or any Indemnitee shall have any duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of or equity interest in the Partnership or (ii) permit any Group Member to use any facilities or assets of the Managing General Partner, its Affiliates or any Indemnitee, except as may be provided in any definitive agreement entered into from time to time specifically dealing with such use. Any determination by the Managing General Partner, any of its Affiliates or Indemnitee to enter into such contracts shall be in its sole discretion.

4.02(b)(3)(e). The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement hereby authorize the Managing General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing General Partner pursuant to this § 4.03(b)(3). Nothing in this § 4.03(b)(3) shall be deemed to expand any duties or liabilities of the Managing General Partner, its Affiliates or any other Indemnitee to the Partnership, any Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or other person who is bound by this Agreement for breach of this Agreement, to the extent that those duties or liabilities shall have been limited pursuant to §§ 4.02(b)(1)(b), 4.02(b)(3) or 4.06.

4.02(c). Power of Attorney.

4.02(c)(1). In General. Each Participant appoints the Managing General Partner his true and lawful attorney-in-fact for him and in his name, place, and stead and for his use and benefit, from time to time:

(i)	to create, prepare, complete, execute, file, swear to, deliver, endorse, and record any and all documents, certificates, government reports, or other instruments as may be required by law, or are necessary to amend this Agreement as authorized under the terms of this Agreement, or to qualify the Partnership as a limited partnership or partnership in commendam and to conduct business under the laws of any jurisdiction in which the Managing General Partner elects to qualify the Partnership or conduct business; and

(ii)	to create, prepare, complete, execute, file, swear to, deliver, endorse and record any and all instruments, assignments, security agreements, financing statements, certificates, and other documents as may be necessary from time to time to implement the borrowing powers granted under this Agreement and any agreements entered into by the Partnership to hedge its natural gas and oil reserves and pledge up to 100% of its assets and natural gas and oil reserves in connection therewith.

4.02(c)(2). Further Action. Each Participant authorizes the attorney-in-fact to take any further action which the attorney-in- fact considers necessary or advisable in connection with any of the foregoing powers and rights granted the Managing General Partner under this section. Each party acknowledges that the power of attorney granted hereunder:

(i)	is a special power of attorney coupled with an interest and is irrevocable; and

(ii)	shall survive the assignment by the Participant of the whole or a portion of his Common Units; except when the assignment is of all of the Participant’s Common Units and the purchaser, transferee, or assignee of the Common Units is admitted as a successor Participant, the power of attorney of the assigning Participant shall survive the delivery of the assignment for the sole purpose of enabling the attorney-in-fact to execute, acknowledge, and file any agreement, certificate, instrument or document necessary to effect the substitution.

4.02(d). Borrowings and Use of Partnership Revenues.

4.02(d)(1). In General. If additional funds over the Participants’ Capital Contributions are needed for Partnership operations, then the Managing General Partner may:

(i)	use Partnership revenues for such purposes;

(ii)	together with its Affiliates, advance the necessary funds to the Partnership, although they are not obligated to advance any funds to the Partnership; or

(iii)	borrow funds, subject to § 4.02(d)(2).

4.02(d)(2). Limitations on Loans to the Partnership. Partnership borrowings, other than credit transactions on open account customary in the industry to obtain goods and services, shall be subject to the following limitations:

(i)	the borrowings must be without recourse to the Limited Partners;

(ii)	the amount that may be borrowed at any one time may not exceed an amount equal to 100% of the Capital Contributions; and

(iii)	neither the Managing General Partner nor any Affiliate shall loan money to the Partnership if the interest to be charged exceeds either:

(a)	the Managing General Partner’s or the Affiliate’s interest cost; or

(b)	that which would be charged to the Partnership, without reference to the Managing General Partner’s or the Affiliate’s financial abilities or guarantees, by unrelated lenders, on comparable loans for the same purpose.

Neither the Managing General Partner nor any Affiliate shall receive points or other financing charges or fees, regardless of the amount, although the actual amount of any such charges incurred by them from third-party lenders may be reimbursed to the Managing General Partner or the Affiliate. Notwithstanding the foregoing, the above limitations shall not limit or otherwise affect the Partnership’s ability to enter into agreements and financial instruments relating to hedging the Partnership’s natural gas and oil and the pledge of up to 100% of the Partnership’s assets and reserves in connection therewith.

4.02(e). Tax Matters Partner.

4.02(e)(1). Designation of Tax Matters Partner. The Managing General Partner is hereby designated the Tax Matters Partner of the Partnership under Section 6231(a)(7) of the Code. The Managing General Partner is authorized to act in this capacity on behalf of the Partnership and the Participants and to take any action, including settlement or litigation, which it in its sole discretion deems to be in the best interest of the Partnership.

4.02(e)(2). Costs Incurred by Tax Matters Partner. Costs incurred by the Tax Matters Partner shall be considered a Direct Cost of the Partnership.

4.02(e)(3). Notice to Participants of IRS Proceedings. The Tax Matters Partner shall notify all of the Participants of any material administrative or other legal proceedings involving the Partnership and the IRS or any other taxing authority, and thereafter shall furnish all of the Participants reports at least annually on the status of the proceedings.

4.02(e)(4). Participant Restrictions. Each Participant agrees as follows:

(i)	he will not file the statement described in Section 6224(c)(3)(B) of the Code prohibiting the Managing General Partner as the Tax Matters Partner for the Partnership from entering into a settlement on his behalf with respect to Partnership items, as that term is defined in Section 6231(a)(3) of Code, of the Partnership;

(ii)	he will not form or become and exercise any rights as a member of a group of Partners having a 5% or greater interest in the profits of the Partnership under Section 6223(b)(2) of the Code; and

(iii)	the Managing General Partner is authorized to file a copy of this Agreement, or pertinent portions of this Agreement, with the IRS under Section 6224(b) of the Code if necessary to perfect the waiver of rights under this subsection.

4.03. General Rights and Obligations of the Participants and Restricted and Prohibited Transactions.

4.03(a)(1). Limited Liability of Limited Partners. Limited Partners shall not be bound by the obligations of the Partnership other than as provided under the Delaware Act. Limited Partners shall not be personally liable for any debts of the Partnership or any of the obligations or losses of the Partnership beyond their Capital Contributions unless, in the case of the Managing General Partner, it purchases Common Units.

4.03(a)(2). No Management Authority of Participants. Participants, other than the Managing General Partner if it buys Common Units, shall have no power over the conduct of the affairs of the Partnership. No Participant, other than the Managing General Partner if it buys Common Units, shall take part in the management of the business of the Partnership, or have the power to sign for or to bind the Partnership.

4.03(b). Reports and Disclosures.

4.03(b)(1). Annual Reports and Financial Statements. Beginning with the 2014 calendar year, the Partnership shall provide each Participant an annual report within 120 days after the close of the calendar year containing audited financial statements of the Partnership and, beginning with the 2014 calendar year, a report within 75 days after the end of the first six months of its calendar year containing unaudited financial statements of the Partnership. Audited financial statements of the Partnership, including a balance sheet and statements of income, cash flow, and Partners’ equity shall be prepared on an accrual basis in accordance with generally accepted accounting principles and accompanied by an auditor’s report containing an opinion of an independent public accountant selected by the Managing General Partner stating that its audit was made in accordance with generally accepted auditing standards and that in its opinion the financial statements present fairly the financial position, results of operations, Partners’ equity, and cash flows in accordance with generally accepted accounting principles. Accompanying the annual report, the Partnership shall provide to each Participant the following:

(i)	A description of each Prospect in which the Partnership owns an interest, including:

(a)	the cost, location, and number of acres under Lease; and

(b)	the Working Interest owned in the Prospect by the Partnership.

Succeeding reports, however, must only contain material changes, if any, regarding the Prospects.

(ii)	A list of the wells drilled or abandoned by the Partnership during the period of the report, indicating:

(a)	whether each of the wells has or has not been completed;

(b)	a statement of the cost of each well completed or abandoned; and

(c)	justification for wells abandoned after production has begun.

(iii)	A description of all Farmouts, farmins, and joint ventures, made during the period of the report, including:

(a)	the Managing General Partner’s justification for the arrangement; and

(b)	a description of the material terms.

(iv)	A summary of the computation of the Partnership’s total natural gas and oil proved reserves.

(v)	A summary of the computation of the present worth of the reserves.

(vi)	A statement of each unitholder’s interest in the reserves.

(vii)	An estimate of the time required for the extraction of the reserves.

The reserve computations shall be based on engineering reports prepared by the Managing General Partner and reviewed by an independent expert. If any event reduces the Partnership’s proved reserves by 10% or more, excluding a reduction of reserves as a result of normal production, sales of reserves, or natural gas or oil price changes, then a computation and estimate of the amount of the reduction in reserves will be sent to each Participant within 90 days after the Managing General Partner determines that such a reduction in reserves has occurred.

Additionally, on request, the Managing General Partner will provide (a) on an annual basis, following delivery of the annual report, a summary itemization, by type and/or classification of the total fees and compensation, including any nonaccountable, fixed payment reimbursements of costs paid by, or on behalf of, the Partnership to the Managing General Partner and its Affiliates; and (b) the information specified by Form 10-Q (if such report is required to be filed with the SEC) within 45 days after the close of each quarterly fiscal period.

4.03(b)(2). Tax Information. The Partnership shall, by March 15 of each year, prepare, or supervise the preparation of, and transmit to each Participant the information needed for the Participant to file the following:

(i)	his federal income tax return;

(ii)	any required state income tax return; and

(iii)	any other reporting or filing requirements imposed by any governmental agency or authority.

4.03(b)(3). Reserve Report. Accompanying the annual report, the Partnership shall provide to each Participant the following:

(i)	a summary of the computation of the Partnership’s total natural gas and oil Proved Reserves;

(ii)	a summary of the computation of the present worth of the reserves determined using:

(a)	a discount rate of 10%;

(b)	a constant price for the oil; and

(c)	basing the price of natural gas on the existing natural gas contracts, if any, or prices;

(iii)	a statement of each Participant’s interest in the reserves; and

(iv)	an estimate of the time required for the extraction of the reserves with a statement that because of the time period required to extract the reserves the present value of revenues to be obtained in the future is less than if immediately receivable.

The reserve computations shall be based on engineering reports prepared by the Managing General Partner and reviewed by an Independent Expert. If any event reduces the Partnership’s Proved Reserves by 10% or more, excluding a reduction of reserves as a result of normal production, sales of reserves, or natural gas or oil price changes, then a computation and estimate of the amount of the reduction in reserves must be sent to each Participant within 90 days after the Managing General Partner determines that such a reduction in reserves has occurred.

4.03(b)(4). Participant Access to Records. The Participants and/or their representatives shall be permitted access to all Partnership records, provided that access to the list of Participants shall be subject to § 4.03(b)(6). Subject to the foregoing, a Participant may inspect and copy any of the Partnership’s records after giving adequate notice to the Managing General Partner at any reasonable time. Notwithstanding the foregoing, the Managing General Partner may keep logs, well reports, and other drilling and operating data confidential for reasonable periods of time. The Managing General Partner may release information concerning the operations of the Partnership to Persons that are customary in the industry or required by rule, regulation, or order of any regulatory body.

4.03(b)(5). Required Length of Time to Hold Records. The Managing General Partner must maintain and preserve during the term of the Partnership and for six years thereafter all accounts, books and other relevant documents which include:

(i)	a record that a Participant meets the suitability standards established in connection with an investment in the Partnership; and

(ii)	any appraisal, along with associated supporting information, of the fair market value of the Leases sold to the Partnership by the Managing General Partner or its Affiliates required by § 4.01(a)(4) or of any producing property for which an appraisal is required by any other provision of this Agreement.

4.03(b)(6). Participant Lists. The following provisions apply regarding access to the list of Participants:

(i)	an alphabetical list of the names, addresses, and business telephone numbers of the Participants along with the number of Common Units held by each of them (the “Participant List”) must be maintained as a part of the Partnership’s books and records and be available for inspection by any Participant or his designated agent at the home office of the Partnership on the Participant’s request;

(ii)	the Participant List must be updated at least quarterly to reflect changes in the information contained in the Participant List;

(iii)	except as provided below, a copy of the Participant List must be mailed to any Participant requesting the Participant List within 10 days of the written request, printed in alphabetical order on white paper, and in a readily readable type size in no event smaller than 10-point type; a reasonable charge for copy work will be charged by the Partnership;

(iv)	the purposes for which a Participant may request a copy of the Participant List include, without limitation, matters relating to Participant’s voting rights under this Agreement and the exercise of Participant’s rights under the federal proxy laws; and

(v)	the Managing General Partner may refuse to exhibit, produce, or mail a copy of the Participant List as requested if the Managing General Partner believes that the actual purpose and reason for the request for inspection or for a copy of the Participant List is to secure the list of Participants or other information for the purpose of selling the list or information or copies of the list, or of using the same for a commercial purpose other than relating to the interest of the applicant, as a Participant, in the affairs of the Partnership. The Managing General Partner will require the Participant requesting the Participant List to represent in writing that the list was not requested for a commercial purpose unrelated to the Participant’s interest in the Partnership.

4.03(b)(7). State Filings. Concurrently with their transmittal to Participants, and as required, the Managing General Partner shall file a copy of each report provided for in this § 4.03(b) with the securities commissions of states which request the report.

4.03(c). Meetings of Participants.

4.03(c)(1). Procedure for a Participant Meeting.

4.03(c)(1)(a). Meetings May Be Called by Managing General Partner or Participants. Meetings of all of the Participants may be called as follows:

(i)	by the Managing General Partner; or

(ii)	by Participants whose Common Units equal 10% or more of the outstanding Common Units for any matters on which Participants may vote.

The call for a meeting by the Participants as described above shall be deemed to have been made on receipt by the Managing General Partner of a written request from holders of the requisite percentage of Common Units stating the purpose(s) of the meeting.

4.03(c)(1)(b). Notice Requirement. The Managing General Partner shall deposit in the United States mail, within 15 days after the receipt of the request, written notice to all Participants of the meeting and the purpose of the meeting. The meeting shall be held on a date not less than 30 days nor more than 60 days after the date of the mailing of the notice, at a reasonable time and place. Notwithstanding the foregoing, the date for notice of the meeting may be extended for a period of up to 60 days if, in the opinion of the Managing General Partner, the additional time is necessary to permit preparation of proxy or information statements or other documents required to be delivered in connection with the meeting by the SEC or other regulatory authorities.

4.03(c)(2). May Vote by Proxy. Participants shall have the right to vote at any meeting either:

(i)	in person; or

(ii)	by proxy.

4.03(c)(2). Special Voting Rights. At the request of Participants whose Common Units equal 10% or more of the outstanding Common Units, the Managing General Partner shall call for a vote by Participants. Each Common Unit is entitled to one vote on all matters. Participants whose Common Units equal a majority of the outstanding Common Units may, without the concurrence of the Managing General Partner or its Affiliates, vote to:

(i)	dissolve the Partnership;

(ii)	remove the Managing General Partner and elect a new Managing General Partner;

(iii)	elect a new Managing General Partner if the Managing General Partner elects to withdraw from the Partnership;

(iv)	approve or disapprove an Asset Sale or Merger;

(v)	cancel any contract for services with the Managing General Partner or its Affiliates that is not described in this Agreement without penalty on 60 days’ notice; and

(vi)	except as provided in § 8.05(b) and (c), amend this Agreement; provided however:

(a)	any amendment may not increase the duties or liabilities of any Participant or the Managing General Partner or increase or decrease the profit or loss sharing or required Capital Contribution of any Participant or the Managing General Partner without the approval of the Participant or the Managing General Partner, respectively; and

(b)	any amendment may not affect the classification of Partnership income and loss for federal income tax purposes without the unanimous approval of all Participants.

4.03(c)(3). Restrictions on Managing General Partner’s Voting Rights. With respect to Common Units owned by the Managing General Partner or its Affiliates, the Managing General Partner and its Affiliates may vote or consent on all matters other than the matters set forth in § 4.03(c)(2)(ii) and (v) above. In determining the requisite percentage in interest of Common Units necessary to approve any Partnership matter on which the Managing General Partner and its Affiliates may not vote or consent, any Common Units owned by the Managing General Partner and its Affiliates shall not be included or deemed to be outstanding.

4.03(c)(4). Restrictions on Limited Partner Voting Rights. The exercise by the Limited Partners of the rights granted Participants under § 4.03(c), except for the special voting rights granted Participants under § 4.03(c)(2), shall be subject to the prior legal determination that the grant or exercise of the powers will not adversely affect the limited liability of Limited Partners. Notwithstanding the foregoing, if in the opinion of counsel to the Partnership the legal determination is not necessary under Delaware law to maintain the limited liability of the Limited Partners, then it shall not be required. A legal determination under this paragraph may be made either pursuant to:

(i)	an opinion of counsel, the counsel being independent of the Partnership and selected on the vote of Limited Partners whose Common Units equal a majority of the total Common Units held by Limited Partners; or

(ii)	a declaratory judgment issued by a court of competent jurisdiction.

4.03(d). Transactions with the Managing General Partner.

4.03(d)(1). Managing General Partner May Waive Lease Encroachments by Affiliated Programs and May Waive Lease Encroachments by the Partnership, If Any. It is possible that a horizontal well drilled by the Partnership may encroach on Lease interests covering a well that was previously drilled by another entity sponsored by or Affiliated with the Managing General Partner or its Affiliates. In that event, the encroachment will be waived and allowed by the other entity without restriction or charge to the Partnership unless the Managing General Partner determines, in its discretion, that the encroachment by the Partnership’s well results in drainage from the other entity’s well. In that event, the Partnership shall compensate the other entity for the drainage, either by a cash payment or the assignment of an overriding royalty interest or a portion of the working interest in the Partnership Well that encroaches on the other entity’s well, as determined by the Managing General Partner in its discretion, consistent with its or its Affiliates’ duties to the Partnership and the other entities. On the other hand, these provisions shall also apply to the Partnership if there is encroachment on a previously drilled Partnership Well as a result of horizontal drilling conducted by an entity sponsored by or Affiliated with the Managing General Partner or its Affiliates, including drilling partnerships sponsored by the Managing General Partner in the future.

4.03(d)(2). Transfer of Less than the Managing General Partner’s and its Affiliates’ Entire Interest. Subject to § 4.02(b)(3), a sale, transfer or a conveyance to the Partnership of less than all of the ownership of the Managing General Partner or an Affiliate (excluding another Program in which the interest of the Managing General Partner or its Affiliates is substantially similar to or less than their interest in the Partnership) in any Prospect shall not be made unless:

(i)	the interest retained by the Managing General Partner or the Affiliate is a proportionate Working Interest;

(ii)	the respective obligations of the Managing General Partner or its Affiliates and the Partnership are substantially the same after the sale of the interest by the Managing General Partner or its Affiliates; and

(iii)	the Managing General Partner’s interest in revenues does not exceed the amount proportionate to its retained Working Interest.

This section does not prevent the Managing General Partner or its Affiliates from subsequently dealing with their retained interest as they may choose with unaffiliated parties or Affiliated entities.

4.03(d)(3). Limitations on Sale of Undeveloped and Developed Leases to the Managing General Partner. Subject to § 4.02(b)(3), other than as set forth in § 4.03(d)(5), the Managing General Partner and its Affiliates shall not purchase any undeveloped Leases from the Partnership other than at the higher of Cost or fair market value. However, when a well is plugged and abandoned the Partnership’s Lease rights may be assigned by the Partnership to the Managing General Partner in return for a cash payment, Farmout, Overriding Royalty Interest or other interest in the Prospect as determined by the Managing General Partner, in its sole discretion, consistent with its duties to the Partnership. Farmouts to the Managing General Partner and its Affiliates may be made as set forth in § 4.03(d)(8). Subject to the foregoing, the Managing General Partner and its Affiliates, other than an Affiliated income Program, shall not purchase any producing natural gas or oil property from the Partnership unless the sale is in connection with the liquidation of the Partnership and the sale is at fair market value as supported by an appraisal of an Independent Expert.

4.03(d)(4). Transfer of Equal Proportionate Interest. Subject to § 4.02(b)(3), when the Managing General Partner (excluding another Program in which the interest of the Managing General Partner is substantially similar to or less than its interest in the Partnership) sells, transfers or conveys any natural gas, oil or other mineral interests or property to the Partnership, it must, at the same time, sell, transfer or convey to the Partnership an equal proportionate interest in all its other property in the same Prospect. Notwithstanding, a horizontal well may be drilled on the same Prospect on which a vertical well is drilled. If the area constituting a Partnership Prospect is subsequently enlarged to encompass any area in which the Managing General Partner (excluding another Program in which the interest of the Managing General Partner is substantially similar to or less than its interest in the Partnership) owns a separate property interest and the activities of the Partnership were material in establishing the existence of Proved Undeveloped Reserves that are attributable to the separate property interest, then the separate property interest or a portion thereof must be sold, transferred, or conveyed to the Partnership as set forth in this section and §§4.01(a)(4) and 4.03(d)(2). Notwithstanding the foregoing, Prospects drilled to the Mississippi Lime formation and the Marble Falls reservoirs or any other formation or reservoir shall not be enlarged or contracted except in the Managing General Partner’s discretion if the Prospect was limited because the well was being drilled to Proved Reserves and to protect against drainage.

4.03(d)(5). Transfer of Leases Between Affiliated Limited Partnerships. Subject to § 4.02(b)(3), the transfer of an undeveloped Lease from the Partnership to another entity sponsored or managed by, or Affiliated with, the Managing General Partner or its Affiliates must be made at fair market value if the undeveloped Lease has been held by the Partnership for more than two years. Otherwise, if the Managing General Partner deems it to be in the best interest of the Partnership, the transfer may be made at Cost. An Affiliated income Program may purchase a producing natural gas and oil property from the Partnership at any time at:

(i)	fair market value as supported by an appraisal from an Independent Expert if the property has been held by the Partnership for more than six months or the Partnership has made significant expenditures in connection with the property; or

(ii)	Cost, as adjusted for intervening operations, if the Managing General Partner deems it to be in the best interest of the Partnership.

However, these prohibitions shall not apply to joint ventures or Farmouts among Affiliated entities, provided that:

(i)	the respective obligations and revenue sharing of all parties to the transaction are substantially the same; and

(ii)	the compensation arrangement or any other interest or right of either the Managing General Partner or its Affiliates is the same in each Affiliated entity, or, if different, the aggregate compensation of the Managing General Partner or the Affiliate is reduced to reflect the lower compensation arrangement.

4.03(d)(6). Services. Except as provided in this § 4.03(d)(6) and elsewhere in this Agreement, the Managing General Partner shall not be compensated for its services as a Managing General Partner or managing member of any Group Member.

4.03(d)(6)(a). Reimbursement of the Managing General Partner.

4.03(d)(6)(a)(1). The Managing General Partner shall be reimbursed from the Partnership on a monthly basis, or such other basis as the Managing General Partner may determine, for all Administrative Costs and, in addition (and notwithstanding clause (ii) of the definition of such term), (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation, employee benefits and other amounts paid to any Person, including Affiliates of the Managing General Partner, to perform services for the Partnership or for the Managing General Partner in the discharge of its duties to the Partnership), (ii) compensation to, and expenses of, the directors of the Managing General Partner incurred in connection with the performance of services for the Partnership, and (iii) all other expenses allocable to the Partnership or otherwise incurred by the Managing General Partner in connection with managing and operating the Partnership’s business and affairs

(including expenses allocated to the Managing General Partner by its Affiliates). The Managing General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this subsection shall be in addition to any reimbursement to the Managing General Partner as a result of indemnification pursuant to § 4.05.

4.03(d)(6)(a)(2). The Managing General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the Managing General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the Managing General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership. The Partnership agrees to issue and sell to the Managing General Partner or any of its Affiliates any Partnership Interests that the Managing General Partner or such Affiliate is obligated to provide to any employees and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the Managing General Partner in connection with any such plans, programs and practices (including the net cost to the Managing General Partner or such Affiliate of Partnership Interests purchased by the Managing General Partner or such Affiliate from the Partnership or otherwise, to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with § 4.03(d)(6)(a)(1). Any and all obligations of the Managing General Partner under any benefit plans, programs or practices adopted by the Managing General Partner as permitted by this subsection shall constitute obligations of the Managing General Partner hereunder and shall be assumed by any successor Managing General Partner approved pursuant to § 4.04(a)(3) or the transferee of or successor to all of the Managing General Partner’s Managing General Partner Interest (represented by Class A Units).

4.03(d)(6)(a)(3). Competitive Rates. The Managing General Partner and any Affiliate shall not render to the Partnership any oil field, equipage, drilling or other services nor sell or lease to the Partnership any equipment or related supplies unless:

(i)	except as provided below, the Person is engaged, independently of the Partnership and as an ordinary and ongoing business, in the business of rendering the services or selling or leasing the equipment and supplies to a substantial extent to other Persons in the natural gas and oil industry in addition to the entities in which the Managing General Partner or any of its Affiliates has an interest; and

(ii)	the compensation, price, or rental therefor is competitive with the compensation, price, or rental of other Persons in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership.

If the Person is not engaged in such a business, then the compensation, price or rental shall be the Cost of the services, equipment or supplies to the person or the competitive rate which could be obtained in the area, whichever is less. The Managing General Partner or its Affiliates, as drilling contractor, may not receive a rate that is not competitive with the rates charged by unaffiliated contractors in the same geographic region, enter into a turnkey drilling contract with the Partnership, profit by drilling in contravention of its obligations to the Partnership, or benefit by interpositioning itself between the Partnership and the actual provider of drilling contractor services.

4.03(d)(6)(b). If Not Disclosed in this Agreement, Then Services by the Managing General Partner Must be Described in a Separate Contract and Cancelable. Any services for which the Managing General Partner or an Affiliate is to receive compensation, other than those described in this Agreement, shall be set forth in a written contract which precisely describes the services to be rendered and all compensation to be paid. These contracts shall be cancelable without penalty on 60 days written notice by Participants whose Common Units equal a majority of the outstanding Common Units.

4.03(d)(7). No Loans from the Partnership. No loans or advances shall be made by the Partnership to the Managing General Partner or its Affiliates.

4.03(d)(8). Farmouts. The Managing General Partner shall not enter into a Farmout to avoid its paying its share of costs, if any, related to drilling a well on an undeveloped Lease. The Partnership shall not Farmout an undeveloped Lease or well activity to the Managing General Partner or its Affiliates, except that this restriction shall not apply to Farmouts between the Partnership and another entity managed by the Managing General Partner or its Affiliates, either separately or jointly, provided that the respective obligations and revenue sharing of all parties to the transactions are substantially the same and the compensation arrangement or any other interest or right of the Managing General Partner or its Affiliates is the same in each entity, or, if different, the aggregate compensation of the Managing General Partner and its Affiliates is reduced to reflect the lower compensation agreement. The Partnership may Farmout an undeveloped lease or well activity only if the Managing General Partner, exercising the standard of a prudent operator, determines that:

(i)	the Partnership lacks the funds to complete the oil and gas operations on the Lease or well and cannot obtain suitable financing;

(ii)	drilling on the Lease or the intended well activity would concentrate excessive funds in one location, creating undue risks to the Partnership;

(iii)	the Leases or well activity have been downgraded by events occurring after assignment to the Partnership so that development of the Leases or well activity would not be desirable; or

(iv)	the Farmout is in the best interests of the Partnership.

If the Partnership Farmouts a Lease or well activity, the Managing General Partner must retain on behalf of the Partnership the economic interests and concessions as a reasonably prudent oil and gas operator would or could retain under the circumstances prevailing at the time, consistent with industry practices. If the Partnership acquires an undeveloped Lease pursuant to a Farmout or joint venture from an entity Affiliated with the Managing General Partner or its Affiliates, the Managing General Partner’s and its Affiliates’ aggregate compensation associated with the property and any direct and indirect ownership interest in the property may not exceed the lower of the compensation and ownership interest in the Managing General Partner and/or its Affiliates could receive if the property were separately owned or retained by either the Partnership or the Affiliated entity.

4.03(d)(9). No Compensating Balances. Neither the Managing General Partner nor any Affiliate shall use the Partnership’s funds as compensating balances for its own benefit.

4.03(d)(10). Future Production. Neither the Managing General Partner nor any Affiliate shall commit the future production of a well developed by the Partnership exclusively for its own benefit.

4.03(d)(11). Marketing Arrangements. Subject to § 4.06(c), all benefits from marketing arrangements or other relationships affecting the property of the Managing General Partner or its Affiliates, including its Affiliated partnerships and the Partnership, shall be fairly and equitably apportioned according to the respective interests of each in the property.

4.03(d)(12). Participation in Other Partnerships. If the Partnership participates in other partnerships or joint ventures (multi-tier arrangements), then the terms of any of these arrangements shall not result in the circumvention of any of the requirements or prohibitions contained in this Agreement, including the following:

(i)	there shall be no duplication or increase in Organization and Offering Costs, the Managing General Partner’s compensation, Partnership expenses or other fees and costs;

(ii)	there shall be no substantive alteration in the fiduciary and contractual relationship between the Managing General Partner and the Participants; and

(iii)	there shall be no diminishment in the voting rights of the Participants.

4.03(d)(13). Intentionally Omitted.

4.03(d)(14). Intentionally Omitted.

4.03(d)(15). Roll-Up Limitations.

4.03(d)(15)(a). Requirement for Appraisal and Its Assumptions. In connection with a proposed Roll-Up, an appraisal of all Partnership assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer securities of a Roll-Up Entity, then the appraisal shall be filed with the SEC and the Administrator as an exhibit to the registration statement for the offering. If the appraisal is filed with the SEC and the Administrators, the Partnership shall be subject to liability for violation of Section 11 of the Securities Act of 1933 and comparable provisions under state law for any material misrepresentations or material omissions in the appraisal. Partnership assets shall be appraised on a consistent basis. The appraisal shall be based on all relevant information, including current reserve estimates prepared as set forth in § 4.03(b)(3), and shall indicate the value of the Partnership’s assets as of a date immediately before the announcement of the proposed Roll-Up transaction. The appraisal shall assume an orderly liquidation of the Partnership’s assets over a 12-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Partnership and the Participants. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to the Participants in connection with a proposed Roll-Up.

4.03(d)(15)(b). Rights of Participants Who Vote Against Proposal. In connection with a proposed Roll-Up, Participants who vote “no” on the proposal shall be offered the choice of:

(i)	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up; or

(ii)	one of the following:

(a)	remaining as Participants in the Partnership and preserving their Common Units in the Partnership on the same terms and conditions as existed previously; or

(b)	receiving cash in an amount equal to the Participants’ pro rata share of the appraised value of the net assets of the Partnership based on their respective number of Common Units.

4.03(d)(15)(c). No Roll-Up If Diminishment of Voting Rights. The Partnership shall not participate in any proposed Roll- Up which, if approved, would result in the diminishment of any Participant’s voting rights under the Roll-Up Entity’s chartering agreement. In no event shall the democracy rights of Participants in the Roll-Up Entity be less than those provided for under §§ 4.03(c)(1) and 4.03(c)(2). If the Roll-Up Entity is a corporation, then the democracy rights of Participants shall correspond to the democracy rights provided for in this Agreement to the greatest extent possible.

4.03(d)(15)(d). No Roll-Up If Accumulation of Shares Would be Impeded. The Partnership shall not participate in any proposed Roll-Up transaction which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity. The Partnership shall not participate in any proposed Roll-Up transaction which would limit the ability of a Participant to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Common Units held by that Participant.

4.03(d)(15)(e). No Roll-Up If Access to Records Would Be Limited. The Partnership shall not participate in a Roll-Up in which Participants’ rights of access to the records of the Roll-Up Entity would be less than those provided for under §§ 4.03(b)(4), 4.03(b)(5), and 4.03(b)(6).

4.03(d)(15)(f). Cost of Roll-Up. The Partnership shall not participate in any proposed Roll-Up transaction in which any of the costs of the transaction would be borne by the Partnership if Participants whose Common Units equal a majority of the total Common Units do not vote to approve the proposed Roll-Up.

4.03(d)(15)(g). Roll-Up Approval. The Partnership shall not participate in a Roll-Up transaction unless the Roll-Up transaction is approved by Participants whose Common Units equal a majority of the total Common Units.

4.04. Designation, Compensation and Removal of Managing General Partner.

4.04(a). Managing General Partner.

4.04(a)(1). Term of Service. Except as otherwise provided in this Agreement, Atlas shall serve as the Managing General Partner of the Partnership until either it:

(i)	is removed pursuant to § 4.04(a)(3); or

(ii)	withdraws pursuant to § 4.04(a)(3)(f).

4.04(a)(2)(a). Charges Must Be Necessary and Reasonable. Charges by the Managing General Partner for goods and services must be fully supportable as to:

(i)	the necessity of the goods and services; and

(ii)	the reasonableness of the amount charged.

All actual and necessary expenses incurred by the Partnership may be paid out of the Partnership’s subscription proceeds and revenues.

4.04(a)(2)(b). Management Fee. The Managing General Partner shall receive a management fee equal to the product of one percent (1%) per annum multiplied by gross Capital Contributions, payable quarterly.

4.04(a)(3). Removal of Managing General Partner.

4.04(a)(3)(a). Majority Vote Required to Remove the Managing General Partner. The Managing General Partner may be removed at any time on 60 days’ advance written notice to the outgoing Managing General Partner by the affirmative vote of Participants whose Common Units equal a majority of the outstanding Common Units.

If the Participants vote to remove the Managing General Partner from the Partnership, then Participants must elect by an affirmative vote of Participants whose Common Units equal a majority of the outstanding Common Units either to:

(i)	dissolve, wind-up, and terminate the Partnership; or

(ii)	continue as a successor limited partnership under all the terms of this Partnership Agreement as provided in § 7.01(c).

If the Participants elect to continue as a successor limited partnership, then the Managing General Partner shall not be removed until a substituted Managing General Partner has been selected by an affirmative vote of Participants whose Common Units equal a majority of the outstanding Common Units and installed as such.

4.04(a)(3)(b). Valuation of Managing General Partner’s Interest in the Partnership. If the Managing General Partner is removed, then the value of its General Partner Interest (represented by the Class A Units) shall be determined by appraisal by a qualified Independent Expert. The Independent Expert shall be selected by mutual agreement between the removed Managing General Partner and the incoming Managing General Partner. The appraisal shall take into account an appropriate discount, to reflect the risk of recovering natural gas and oil reserves. The cost of the appraisal shall be borne equally by the removed Managing General Partner and the Partnership.

4.04(a)(3)(c). Incoming Managing General Partner’s Option to Purchase. The incoming Managing General Partner shall have the option to purchase 20% of the removed Managing General Partner’s General Partner Interest (represented by the Class A Units) for the value determined by the Independent Expert.

4.04(a)(3)(d). Method of Payment. The method of payment by the Partnership for the removed Managing General Partner’s General Partner Interest (represented by the Class A Units) if not purchased pursuant to § 4.04(a)(3)(c) must be fair and protect the solvency and liquidity of the Partnership. The method of payment shall be as follows:

(i)	when the termination is voluntary, the method of payment shall be a non-interest bearing unsecured promissory note with principal payable, if at all, from distributions which the Managing General Partner otherwise would have received under this Agreement with respect to its General Partner Interest (represented by the Class A Units) had the Managing General Partner not been terminated; and

(ii)	when the termination is involuntary, the method of payment shall be an interest bearing unsecured promissory note coming due in no less than five years with equal installments each year. The interest rate shall be that charged on comparable loans.

4.04(a)(3)(e). Termination of Contracts. At the time of its removal, the removed Managing General Partner shall cause, to the extent it is legally possible to do so, its successor to be transferred or assigned all of its rights, obligations and interests as Managing General Partner of the Partnership in contracts entered into by it on behalf of the Partnership. In any event, the removed Managing General Partner shall cause all of its rights, obligations and interests as Managing General Partner of the Partnership in any such contract to terminate at the time of its removal.

4.04(a)(3)(f). The Managing General Partner’s Right to Voluntarily Withdraw. At any time beginning 10 years after the Initial Closing Date, the Managing General Partner may voluntarily withdraw as Managing General Partner on giving 120 days’ written notice of withdrawal to the Participants. If the Managing General Partner withdraws, then the following conditions shall apply:

(i)	the Managing General Partner’s interest in the Partnership shall be determined as described in § 4.04(a)(3)(b) above with respect to removal; and

(ii)	the interest shall be distributed to the Managing General Partner as described in § 4.04(a)(3)(d)(i) above.

Any successor Managing General Partner shall have the option to purchase 20% of the withdrawing Managing General Partner’s General Partner Interest (represented by the Class A Units) at the value determined as described above with respect to removal.

4.04(a)(3)(g). Right of Managing General Partner to Hypothecate Its Interests. The Managing General Partner shall have the authority without the consent of the Participants and without affecting the allocation of costs and revenues incurred or received under this Agreement, to hypothecate, pledge, or otherwise encumber, on any terms it chooses for its own general purposes, its Partnership Interest. All repayments of these borrowings and costs, interest or other charges related to the borrowings shall be borne and paid separately by the Managing General Partner. In no event shall the repayments, costs, interest, or other charges related to the borrowing be charged to the account of the Participants.

4.05. Indemnification and Exoneration.

4.05(a)(1). To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this § 4.05(a) shall be made only out of the assets of the Partnership, it being agreed that the Managing General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

4.05(a)(2). To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to § 4.05(a)(1) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this § 4.05, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this § 4.05(a).

4.05(a)(3). The indemnification provided by this § 4.05(a) shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

4.05(a)(4). The Partnership may purchase and maintain (or reimburse the Managing General Partner or its Affiliates for the cost of) insurance, on behalf of the Managing General Partner, its Affiliates, the Indemnitees and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

4.05(a)(5). For purposes of this § 4.05(a), the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of § 4.05(a)(1); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership 4.05(a)(6). In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

4.05(a)(7). An Indemnitee shall not be denied indemnification in whole or in part under this § 4.05(a) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

4.05(a)(8). The provisions of this § 4.05(a) are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

4.05(a)(9). No amendment, modification or repeal of this § 4.05(a) or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this § 4.05(a) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.05(b). Liability of Indemnitees.

4.05(b)(1). Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. The Limited Partners, any other Person who acquires an interest in a Partnership Interest and any other Person who is bound by this Agreement, each on their own behalf and on behalf of the Partnership, waives any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Limited Partner or other Person.

4.05(b)(2). Subject to its obligations and duties as Managing General Partner set forth herein, the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.

4.05(b)(3). To the extent that, at law or in equity, an Indemnitee has duties and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, any Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, to any Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement.

4.05(b)(4). Any amendment, modification or repeal of this § 4.05(b) or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this § 4.05(b) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.05(c). Authorized Transactions Are Deemed Not to Be a Breach. No transaction entered into or action taken by the Partnership, or by the Managing General Partner or its Affiliates, which is authorized by this Agreement shall be deemed a breach of any obligation owed by the Managing General Partner or its Affiliates to the Partnership or the Participants.

4.06. Other Activities.

4.06(a). The Managing General Partner and its Affiliates May Pursue Other Natural Gas and Oil Activities for Its Own Account. The Managing General Partner and its Affiliates are now engaged, and will engage in the future, for their own account and for the account of others, including other investors, in all aspects of the natural gas and oil business. This includes without limitation, the evaluation, acquisition, and sale of producing and nonproducing Leases, and the exploration for and production of natural gas, natural gas liquids, oil and other minerals. The Managing General Partner is required to devote only so much of its time to the Partnership as it determines in its sole discretion, but consistent with its duties, is necessary to manage the affairs of the Partnership. Except as expressly provided to the contrary in this Agreement, the Managing General Partner and its Affiliates may do the following:

(i)	continue their activities, or initiate further such activities, individually, jointly with others, or as a part of any other limited or general partnership, tax partnership, joint venture, or other entity or activity to which they are or may become a party, in any locale and in the same fields, areas of operation or prospects in which the Partnership may likewise be active;

(ii)	reserve partial interests in Leases being assigned to the Partnership or any other interests not expressly prohibited by this Agreement;

(iii)	deal with the Partnership as an independent party or through any other entity in which they may be interested;

(iv)	conduct business with the Partnership as set forth in this Agreement; and

(v)	participate in such other investor operations, as investors or otherwise.

4.06(b). Managing General Partner May Manage Multiple Partnerships. The Managing General Partner or its Affiliates may manage multiple Programs simultaneously.

4.07. Issuances of Additional Partnership Interests.

4.07(a). The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing General Partner shall determine, all without the approval of any Limited Partners.

4.07(b). Each additional Partnership Interest authorized to be issued by the Partnership pursuant to § 4.07(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the Managing General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

4.07(c). The Managing General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this § 4.07, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Interests. The Managing General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The Managing General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted for trading.

4.07(d). No fractional Units shall be issued by the Partnership. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units (but for this § 4.07(d)), then each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

4.08. Splits and Combinations.

4.08(a). Subject to §§ 4.07(d), 5.07 and 5.09 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Partnership Interest basis or stated as a number of Partnership Interests are proportionately adjusted.

4.08(b). Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the Managing General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

4.08(c). Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the Managing General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests outstanding, and a Partnership Interest is represented by a certificate, the Partnership shall require, as a condition to the delivery to a Record Holder of such new certificate, the surrender of any certificate held by such Record Holder immediately prior to such Record Date.

4.09. Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

4.09(a). Subject to the provisions of this § 4.09, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to § 5.05(a)(iv) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of § 4.09(d). Upon the exercise of the IDR Reset Election, the holder or holders of the Incentive Distribution Rights will become entitled to receive an aggregate number of Common Units (the “IDR Reset Common Units”) equal to the quotient (such quotient, the “Aggregate Quantity of IDR Reset Common Units”) obtained by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in § 4.09(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (such average of cash distributions described in this clause (ii), the “Reset Initial Target”). If, at the time of any IDR Reset Election, the Managing General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the Managing General Partner that the conditions described in the immediately previous sentence have been satisfied. The making of the IDR Reset Election in the manner specified in § 4.09(b) shall cause the Target Distributions to be reset in accordance with the provisions of § 4.09(d) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive the Aggregate Quantity of IDR Reset Common Units on the basis specified above, without any further approval required by the Managing General Partner (other than as set forth in the prior sentence of this § 4.09(a)) and without any approval of the Unitholders, at the time specified in § 4.09(c).

4.09(b). To exercise the right specified in § 4.09(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

4.09(c). The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the Managing General Partner will be entitled to receive the related additional Class A Units pursuant to § 3.04 on the 15th Business Day after receipt by the Partnership of the Reset Notice.

4.09(d). The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this § 4.09 such that (i) the Initial Target Distribution shall be reset to equal to the Reset Initial Target, (ii) the First Target Distribution shall be reset to equal 115% of the Reset Initial Target and (iii) the Second Target Distribution shall be reset to equal 125% of the Reset Initial Target.

4.09(e). Upon the issuance of IDR Reset Common Units pursuant to § 4.09(a), the Capital Account maintained with respect to the Incentive Distribution Rights shall (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distributions Rights. In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this § 4.09(f), the IDR Reset Common Units shall be subject to § 5.02(d)(x)(A) and § 5.02(d)(x)(B).

ARTICLE V CAPITAL ACCOUNTS, ALLOCATIONS, ELECTIONS AND DISTRIBUTIONS

5.01. Capital Accounts.

5.01(a). The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704- 1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with § 5.01(b) and allocated with respect to such Partnership Interest pursuant to § 5.02, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with § 5.01(b) and allocated with respect to such Partnership Interest pursuant to § 5.02.

5.01(b). For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss to be allocated pursuant to Article V and to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose); provided that:

(i)	Solely for purposes of this § 5.01, the Partnership shall be treated as owning directly its proportionate share (as determined by the Managing General Partner based upon the provisions of the applicable governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)	All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to § 5.02.

(iii)	Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)	Any income, gain, loss, Simulated Gain, Simulated Loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v)	Any item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this § 5.01(b), and any item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts) shall be treated as an item of deduction for the purpose of this § 5.01(b), in each case without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(vi)	In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to § 5.01(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, amortization, or Simulated Depletion, any further deductions for such depreciation, cost recovery, amortization or Simulated Depletion attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for U.S. federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for U.S. federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing General Partner may adopt.

(vii)	The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(viii)	If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for U.S. federal income tax purposes pursuant to Section 50(c)(1) or (3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to § 5.02. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

5.01(c). A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

5.01(d)(1). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash (other than issuances of Common Units at the Initial Unit Price, in which case no adjustment shall be required to be made under this subsection) or Contributed Property or, the issuance of Partnership Interests as consideration for the provision of services, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to § 5.02 in the same manner as any item of gain or loss actually recognized during such period would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the Managing General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the Managing General Partner using such method of valuation as it may adopt; provided, however, that the Managing General Partner, in arriving at such valuation, may determine that it is appropriate to first determine an aggregate value for the Partnership, derived from the current trading price of the Common Units, and taking fully into account the fair market value of the Partnership Interests of all Partners at such time. The Managing General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

5.01(d)(2). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to § 5.02 in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized during such period would have been allocated; provided, however, that in the event of a distribution of a de minimis amount of Partnership property, the Managing General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to § 5.10 or in the case of a deemed distribution, be determined in the same manner as that provided in § 5.01(d)(i), or (B) in the case of a liquidating distribution pursuant to § 5.10, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

5.02. Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with § 5.01(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

5.02(a). Net Income. After giving effect to the special allocations set forth in § 5.02(d), and any allocations to other Partnership Interests, Net Income for each taxable year and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable year shall be allocated to the Partners as follows:

(i)	First, 100% to the Managing General Partner in an amount equal to the aggregate Net Losses allocated to the Managing General Partner pursuant to § 5.02(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the Managing General Partner pursuant to this § 5.02(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the Managing General Partner pursuant to § 5.02(b)(iii) for all previous taxable years;

(ii)	Second, 100% to the Managing General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this § 5.02(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to § 5.02(b)(ii) for all previous taxable years; and

(iii)	Third, the balance, if any, 100% to the Managing General Partner and the Unitholders in accordance with their respective Percentage Interests.

5.02(b). Net Losses. After giving effect to the special allocations set forth in § 5.02(d), and any allocations to other Partnership Interests, Net Losses for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Losses for such taxable period shall be allocated to the Partners as follows:

(i)	First, 100% to the Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this § 5.02(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to § 5.02(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this § 5.02(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)	Second, 100% to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this § 5.02(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii)	Third, the balance, if any, 100% to the Managing General Partner.

5.02(c). Net Termination Gains and Losses. After giving effect to the special allocations set forth in § 5.02(d), all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this § 5.02(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this § 5.02 and after all distributions of Available Cash provided under §§ 5.05 and 5.06 have been made; provided, however, that solely for purposes of this § 5.02(c), Capital Accounts shall not be adjusted for distributions made pursuant to § 5.10.

(i)	If a Net Termination Gain is recognized (or deemed recognized pursuant to § 5.01(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)	First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B)	Second, (x) 2% to the holders of Class A Units, Pro Rata, and (y) 98% to the holders of Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then outstanding is equal to (1) its Unrecovered Capital plus (2) the Initial Target Distribution for the Quarter during which the Date of Final Terminating Event occurs, reduced by any distribution pursuant to § 5.05(a)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid Initial Target”);

(C)	Third, (x) 2% to the holders of Class A Units, Pro Rata, (y) 85% to the holders of Common Units, Pro Rata, and (z) 13% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Unpaid Initial Target and (3) the excess, if any, of (a) the First Target Distribution less the Initial Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to § 6.4(a)(ii) (the sum of (1) plus (2) plus (3) is hereinafter defined as the “First Liquidation Target Amount”);

(D)

Fourth, (x) 2% to the holders of Class A Units, Pro Rata, (y) 75% to the holders of Common Units, Pro Rata, and (z) 23% to the holders of the Incentive Distribution Rights, Pro Rata, until the Capital Account in respect of each Common Unit then outstanding is equal to the sum of (1) the First Liquidation Target Amount and (2) the excess, if any, of

(a) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (b) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to § 5.05(a)(iii) (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”); and

(E)	Thereafter, (x) 2% to the holders of Class A Units, Pro Rata, (y) 50% to the holders of Common Units, Pro Rata, and (z) 48% to the holders of the Incentive Distribution Rights, Pro Rata.

(ii)	If a Net Termination Loss is recognized (or deemed recognized pursuant to § 5.01(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)	First, 2% to the holders of Class A Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then outstanding has been reduced to zero; and

(B)	Second, the balance, if any, 100% to the Managing General Partner.

5.02(d). Special Allocations. Notwithstanding any other provision of this § 5.02, the following special allocations shall be made for such taxable period:

(i)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this § 5.02, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704- 2(j)(2)(i), or any successor provision. For purposes of this § 5.02(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this § 5.02(d) with respect to such taxable period (other than an allocation pursuant to §§ 5.02(d)(vi) and 5.02(d)(vii)). This § 5.02(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this § 5.02 (other than § 5.02(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this § 5.02(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this § 5.02(d), other than § 5.02(d)(i) and other than an allocation pursuant to §§ 5.02(d)(vi) and 5.02(d)(vii), with respect to such taxable period. This § 5.02(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)	Priority Allocations.

(A)

If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to § 5.10) to any Unitholder with respect to its Units or Class A Units, as the case may be for a taxable year is greater (on a per Unit basis or per Class A Unit basis, as the case may be) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units or Class A Units, as the case may be (on a per Unit basis or a per Class A Unit basis, as the case may be), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (1) the amount by which the distribution (on a per Unit basis or per Class A Unit basis, as the case may be) to such Unitholder exceeds the distribution (on a per Unit basis or per Class A Unit basis, as the case may be) to the Unitholders receiving the smallest distribution and (2) the number of Units or Class A Units, as the case may be, owned by the Unitholder receiving the greater distribution.

(B)	After the application of § 5.02(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this § 5.02(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Initial Closing Date to a date 45 days after the end of the current taxable year.

(iv)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to § 5.02(d)(i) or (ii).

(v)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is obligated to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this § 5.02(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this § 5.02 have been tentatively made as if this § 5.02(d)(v) were not in this Agreement.

(vi)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Managing General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)	Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis), and such item of gain or loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)	Economic Uniformity.

(A)	With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to § 5.01(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to § 4.09, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to § 4.09 equaling the product of (x) the Aggregate Quantity of IDR Reset Common Units and (y) the Per Unit Capital Amount for an Initial Common Unit.

(B)	With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(xi)	Curative Allocation.

(A)	Notwithstanding any other provision of this § 5.02, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this § 5.02. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this § 5.02(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the Managing General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this § 5.02(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)	The Managing General Partner shall, with respect to each taxable period, (1) apply the provisions of § 5.02(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to § 5.02(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii)	Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)	In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under § 5.01(d) hereof), the Managing General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders, or additional items of deduction and loss away from the Unitholders to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this § 5.02(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this § 5.02(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(B)	In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the Managing General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to § 5.02(c) hereof.

(C)	In making the allocations required under this § 5.02(d)(xii), the Managing General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this § 5.02(d)(xii).

(xiii)	Allocations Upon Exercise of Warrants. Upon the exercise of a warrant by a Partner, the Managing General Partner shall make the adjustments and allocations, and take other actions, required by Treasury Regulations Section 1.704-1(b)(2) and (4) and other Treasury Regulations referred to therein.

5.02(c). Simulated Depletion and Simulated Loss.

5.02(e)(1). In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated among the Managing General Partner and the Unitholders Pro Rata.

5.02(e)(2). Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under § 5.03(c)(i).

5.03. Allocations for Tax Purposes.

5.03(a). Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to § 5.02.

5.03(b). The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in § 5.03(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners Pro Rata. Each Partner shall separately keep records of his share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

5.03(c). Except as provided in § 5.03(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i)	first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to § 5.03(b) (without regard to any special allocation of basis under § 5.03(c)(iii)).

(ii)	second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this § 5.03(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

(iii)	The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

5.03(d). In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property other than an oil and gas property pursuant to § 5.03(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i)	(A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to § 5.02.

(ii)

(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to §§ 5.01(d)(i) or 5.01(d)(ii), and (2) second, in the event such property was originally a

Contributed Property, be allocated among the Partners in a manner consistent with § 5.03(d)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to § 5.02.

(iii)	The Managing General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

5.03(e). For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the Managing General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for U.S. federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (A) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (B) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The Managing General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this § 5.03(e) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

5.03(f). The Managing General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book- Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6), Treasury Regulation Section 1.197-2(g)(3), or any successor regulations thereto. If the Managing General Partner determines that such reporting position cannot reasonably be taken, the Managing General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the Managing General Partner chooses not to utilize such aggregate method, the Managing General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

5.03(g). In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this § 5.03, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

5.03(h). All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Managing General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

5.03(i). Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening the first Business Day of each month; provided, however, that gain or loss on a sale or disposition of any asset of the Partnership or any other extraordinary item of income or loss realized or recognized other than in the ordinary course of business, as determined by the Managing General Partner in its sole discretion, shall be allocated to the Partners as of the date on which such gain or loss is recognized for federal income tax purposes. The Managing General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

5.03(j). Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the Managing General Partner.

5.04. Requirement and Characterization of Distributions; Distributions to Record Holders.

5.04(a). Except as described in § 5.04(b), within 45 days following the end of each Quarter (or if such 45th day is not a Business Day, then the Business Day immediately following such 45th day), an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Managing General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to § 5.05 equals the Operating Surplus from the Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in § 5.06, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

5.04(b). Notwithstanding § 5.05(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Date of Final Terminating Event occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, § 5.10

5.04(c). The Managing General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined by the Managing General Partner.

5.04(d). Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the transfer agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

5.05. Distributions of Available Cash from Operating Surplus.

Subject to § 5.10, Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of §§ 5.04 or 5.06 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by § 4.07(b) in respect of additional Partnership Interests issued pursuant thereto:

(i)	First, (A) 2% to the holders of Class A Units, Pro Rata, and (B) 98% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Class A Unit then outstanding and each Common Unit then outstanding an amount equal to the Initial Target Distribution for such Quarter;

(ii)	Second, (A) 2% to the holders of Class A Units, Pro Rata, (B) 85% to the holders of Common Units, Pro Rata, and (C) 13% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Class A Unit then outstanding and each Common Unit then outstanding an amount equal to the First Target Distribution for such Quarter; and

(iii)	Third, (A) 2% to the holders of Class A Units, Pro Rata, (B) 75% to the holders of Common Units, Pro Rata, and (C) 23% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect of each Class A Unit then outstanding and each Common Unit then outstanding an amount equal to the Second Target Distribution for such Quarter; and

(iv)	Thereafter, (A) 2% to the holders of Class A Units, Pro Rata, (B) 50% to the holders of Common Units, Pro Rata, and 48% to the holders of the Incentive Distribution Rights, Pro Rata.

provided, however, that, with respect to the first Quarter for which each Common Unit is outstanding, all amounts shall be prorated based on the number of days in such Quarter such Common Unit was outstanding, and provided, further, if the Initial Target Distribution, First Target Distribution and Second Target Distribution have been reduced to zero pursuant to the second sentence of § 5.07(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with clause (iv); and provided, further, that distributions pursuant hereto with respect to the Incentive Distribution Rights are subject to repayment to the Partnership pursuant to § 5.10(i).

5.06. Distributions of Available Cash from Capital Surplus.

Subject to § 5.10, Available Cash that is deemed to be Capital Surplus pursuant to the provisions of § 5.04(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of § 5.04 require otherwise, as follows:

(i)	First, 2% to the holders of Class A Units, Pro Rata, and 98% to the holders of Common Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Initial Closing Date has received with respect to such Common Unit, during the period since the Initial Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price; and

(ii)	Second, any remaining Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with § 5.05.

5.07. Adjustment of Initial Target Distribution and Target Distribution Levels.

5.07(a). The Initial Target Distribution, First Target Distribution and Second Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Partnership Interests or otherwise) of Units or other Partnership Interests in accordance with § 4.08. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then-applicable Initial Target Distribution, First Target Distribution and Second Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Initial Target Distribution, First Target Distribution or Second Target Distribution, as the case may be, by a fraction, the numerator of which is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

5.07(b). The Initial Target Distribution, First Target Distribution and Second Target Distribution shall also be subject to adjustment pursuant to §§ 4.09 and 5.09.

5.08. Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner and (ii) have a Capital Account as a Partner pursuant to § 5.01 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of outstanding Units, except as required by law, (ii) be entitled to any distributions from the Partnership other than as provided in § 5.05(a) or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article V.

5.09. Entity-Level Taxation.

If legislation is enacted or the interpretation of existing legislation is modified by a governmental authority, which, after giving effect to such enactment or modification, results in any Group Member becoming subject to federal, state, or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from any Group Member prior to such enactment or modification (including any increase in the rate of such taxation applicable to such Group Member), then the Managing General Partner may, at its option, reduce the Initial Target Distribution, First Target Distribution and Second Target Distribution by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the Managing General Partner, in the manner provided in this § 5.09. If the Managing General Partner elects to reduce the Initial Target Distribution, First Target Distribution or Second Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the Managing General Partner shall estimate for such Quarter the Partnership’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the Managing General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Initial Target Distribution, First Target Distribution and Second Target Distribution, shall be adjusted to equal the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this § 5.09 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Managing General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

5.10. Distributions of Available Cash from Sale of All or Substantially All Assets.

Available Cash with respect to the sale of all or substantially all of the Partnership’s assets (an “Asset Sale”) shall, subject to Section 17-607 of the Delaware Act, be distributed as follows:

(i)	First, 100% to the holders of Common Units, Pro Rata, until there has been distributed in respect of each Common Unit an amount equal to the sum of the Initial Unit Price plus the Initial Target Distribution for each Quarter since the Initial Purchase Date of such Common Unit less amounts previously distributed with respect to such Common Unit; provided, however, that if (A) Available Cash from such Asset Sale is not sufficient to pay the distribution required by this subsection (i) in full and (B) the holders of the Incentive Distribution Rights have previously received distributions with respect thereto, then the holders of the Incentive Units shall be required, severally and not jointly, to make a Capital Contribution in the amount of the shortfall described in clause (A) but in no event in excess of the aggregate distributions previously received with respect to the Incentive Distribution Rights;

(ii)	Second, 100% to the holders of the Class A Units, Pro Rata, until there has been distributed in respect of the Class A Units, including amounts previously distributed pursuant to §5.05, an amount equal to 2.04% of the difference between (A) amounts distributed to the holders of Common Units pursuant to §5.05 and §5.10(i) and (B) the initial Unit Price multiplied by the number of Common Units outstanding at the time of the Asset Sale;

(iii)	Third, 100% to the holders of the Incentive Distribution Rights, Pro Rata, until there has been distributed in respect thereof an amount equal to the sum of (A) the product of (a) 20% multiplied by the sum of (x) the amount distributed to the Common Units pursuant to clause First above plus (y) amounts previously distributed with respect to the Common Units less (z) the product of the Initial Unit Price multiplied by the number of Common Units then outstanding, divided by (b) 80% plus (B) the sum of all capital contributions with respect to the Class A Units less amounts previously distributed to the holders of Class A Units and Incentive Distribution Rights; and

(iv)	Thereafter, (A) 80% to the holders of the Common Units, Pro Rata, and (B) 20% to the holders of the Incentive Distribution Rights, Pro Rata.

5.11. Distributions in the Event of Merger.

Consideration to be received in the event of a Merger shall be valued based on the price attributed thereto in the Merger Agreement and be distributed in accordance with § 5.10.

ARTICLE VI TRANSFER OF UNITS

6.01. Transferability of Common Units.

Except as provided in § 3.04(c) with respect to the Managing General Partner if it buys Common Units, a Participant’s transfer of a portion or all his Common Units, or any interest in his Common Units, is subject to all of the provisions of this Article VI. For purposes of this Article VI, the term “transfer” shall include any sale, exchange, gift, assignment, pledge, mortgage, hypothecation, redemption or other form of transfer of a Common Unit, or any interest in a Common Unit, by a Participant or by operation of law. Unless a transferee of a Participant’s Common Unit becomes a substitute Participant with respect to that Common Unit in accordance with the provisions of § 6.02(a)(3)(a), he shall not be entitled to any of the rights granted to a Participant under this Agreement, other than the right to receive all or part of the share of the profits, losses, income, gains, deductions, credits and depletion allowances, or items thereof, and cash distributions or returns of capital to which his transferor would otherwise be entitled under this Agreement.

6.02. Special Restrictions on Transfers of Units by Participants.

6.02(a). In General. Transfers of Common Units by Participants are subject to the following general conditions:

(i)	except as provided by operation of law:

(a)	only whole Common Units may be transferred unless the Participant owns less than a whole Common Unit, in which case his entire fractional interest must be transferred; and

(b)	Common Units may not be transferred to a person who is under the age of 18 or incompetent (unless an attorney-in-fact, guardian, custodian or conservator has been appointed to handle the affairs of that person) without the Managing General Partner’s consent;

(ii)	the costs and expenses associated with the transfer must be paid by the assignor Participant;

(iii)	the transfer documents must be in a form satisfactory to the Managing General Partner; and

(iv)	the terms of the transfer must not contravene those of this Agreement.

Transfers of Common Units by Participants are subject to the following additional restrictions set forth in §§ 6.02(a)(1) and 6.02(a)(2).

6.02(a)(1). Tax Law Restrictions. Subject to transfers permitted by § 6.03 and transfers by operation of law, no transfer of a Common Unit by a Participant shall be made which, in the opinion of counsel to the Partnership, unless this requirement for an opinion of counsel is waived by the Managing General Partner, would result in the Partnership being either:

(i)	terminated for tax purposes under Section 708 of the Code; or

(ii)	treated as a “publicly-traded” partnership for purposes of Section 469(k) of the Code.

6.02(a)(2). Securities Laws Restriction. Subject to transfers permitted by § 6.03 and transfers by operation of law, no Common Unit shall be transferred by a Participant unless there is either:

(i)	an effective registration of the Common Unit under the Securities Act of 1933, as amended, and qualification under applicable state securities laws; or

(ii)	an opinion of counsel acceptable to the Managing General Partner that the registration and qualification of the Common Unit is not required, unless this requirement for an opinion of counsel is waived by the Managing General Partner.

Transfers of Common Units by Participants are also subject to any conditions contained in the Subscription Agreement. 6.02(a)(3). Substitute Participant.

6.02(a)(3)(a). Procedure to Become Substitute Participant. Subject to §§ 6.02(a)(1) and 6.02(a)(2), a transferee of a Participant’s Common Unit shall become a substitute Participant entitled to all the rights of a Participant if, and only if:

(i)	the transferor gives the transferee the right;

(ii)	the transferee pays to the Partnership all costs and expenses incurred by the Partnership in connection with the substitution; and

(iii)	the transferee executes and delivers the instruments necessary to establish that a legal transfer has taken place and to confirm the agreement of the transferee to be bound by all of the terms of this Agreement, in a form acceptable to the Managing General Partner.

6.02(a)(3)(b). Rights of Substitute Participant. A substitute Participant shall be entitled to all of the rights attributable to full ownership of the assigned Common Units, including the right to vote.

6.02(b). Effect of Transfer.

6.02(b)(1). Amendment of Records. The Partnership shall amend its records at least once each calendar quarter to effect the substitution of substitute Participants. Any transfer of a Common Unit by a Participant which is permitted under this Article VI, when the transferee does not become a substitute Participant, shall be effective as follows:

(i)	midnight of the last day of the calendar month in which it is made; or

(ii)	at the Managing General Partner’s election, 7:00 A.M. of the following day.

6.02(b)(2). A Transfer of Common Units Does Not Relieve the Transferor of Certain Costs. No transfer of a Common Unit by a Participant, including a transfer of less than all of a Participant’s Common Units or the transfer of a Participant’s Common Units to more than one party, shall relieve the transferor of its responsibility for its proportionate part of any expenses, obligations and liabilities under this Agreement related to the Common Units so transferred, whether arising before or after the transfer.

6.02(b)(3). A Transfer of Common Units Does Not Require A Partnership Accounting. No transfer of a Common Unit by a Participant shall require an accounting of the Partnership. Also, no transfer of a Common Unit shall grant rights under this Agreement, including the exercise of any elections, as between the transferring Participant and the Partnership, the Managing General Partner and the remaining Participants to more than one Person unanimously designated by the transferee(s) of the Common Unit, and, if he has retained an interest in the transferred Common Unit, the transferor of the Common Unit.

6.02(b)(4). Required Notice to Managing General Partner of Transfer of Common Units. Until the Managing General Partner receives a written notice from the transferring Participant in a form acceptable to the Managing General Partner that designates the transferee(s) of a Common Unit, the Managing General Partner shall continue to account only to the Person to whom it was furnishing notices pursuant to § 8.01 and its subsections before the purported transfer of the Common Unit. This party shall continue to exercise all rights under this Agreement applicable to the Common Units owned by the purported transferor of the Common Unit.

6.03. Redemption of Common Units from Non-Citizens.

If the Partnership, the Managing General Partner or any of its Affiliates become subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property that they have an interest in because of the nationality, citizenship or other related status of any Participant or assignee of a Participant’s Common Units, the Partnership may redeem, or the Managing General Partner may purchase, the Participant’s Common Units or the Common Units held by the assignee of a Participant, on 30 days’ advance notice to the Participant, at a reasonable redemption or purchase price per Common Unit, as the case may be, as determined by the Managing General Partner in its sole discretion.

ARTICLE VII DURATION, DISSOLUTION, AND WINDING UP

7.01. Duration.

7.01(a). Term. The Partnership shall continue in existence for a term of 10 years from the Offering Termination Date, subject to extension for up to two additional years in the sole discretion of the Managing General Partner, unless sooner terminated as set forth below.

7.01(a). Termination. The Partnership shall terminate following the occurrence of:

(i)	a Final Terminating Event; or

(ii)	any event that causes the dissolution of a limited partnership under the Delaware Act.

7.01(c). Continuance of Partnership Except on Final Terminating Event. Other than the occurrence of a Final Terminating Event, the Partnership or any successor limited partnership shall not be wound up, but shall be continued by the parties and their respective successors as a successor limited partnership under all of the terms of this Agreement. The successor limited partnership shall succeed to all of the assets of the Partnership. As used throughout this Agreement, the term “Partnership” shall include the successor limited partnership and the parties to the successor limited partnership.

7.02. Dissolution and Winding Up.

7.02(a). Final Terminating Event. On the occurrence of a Final Terminating Event the affairs of the Partnership shall be wound up and there shall be distributed to each of the parties its Distribution Interest in the remaining Partnership assets.

7.02(b). Time of Liquidating Distribution. To the extent practicable and in accordance with sound business practices in the judgment of the Managing General Partner, liquidating distributions shall be made by:

(i)	the end of the taxable year in which liquidation occurs, determined without regard to Section 706(c)(2)(A) of the Code; or

(ii)	if later, within 90 days after the date of the liquidation.

Notwithstanding, the following amounts are not required to be distributed within the foregoing time periods so long as the withheld amounts are distributed as soon as practical:

(i)	amounts withheld for reserves reasonably required for liabilities of the Partnership; and

(ii)	installment obligations owed to the Partnership.

7.02(c). In-Kind Distributions. The Managing General Partner shall not be obligated to offer in-kind property distributions to the Participants, but may do so, in its discretion. Any in-kind property distributions to the Participants shall be made to a liquidating trust or similar entity for the benefit of the Participants, unless at the time of the distribution:

(i)	the Managing General Partner offers the individual Participants the election of receiving in-kind property distributions and the Participants accept the offer after being advised of the risks associated with direct ownership; or

(ii)	there are alternative arrangements in place which assure the Participants that they will not, at any time, be responsible for the operation or disposition of Partnership properties.

If the Managing General Partner has not received a Participant’s consent within 30 days after the Managing General Partner mailed the request for consent, then it shall be presumed that the Participant has refused to give his consent.

7.02(d). Sale If No Consent. Any Partnership asset which would otherwise be distributed in-kind to a Participant, except for the failure or refusal of the Participant to give his written consent to the distribution, may instead be sold by the Managing General Partner at the best price reasonably obtainable from an independent third-party, who is not an Affiliate of the Managing General Partner, or to the Managing General Partner itself or its Affiliates, including an Affiliated Income Program, at fair market value as determined by an Independent Expert.

ARTICLE VIII MISCELLANEOUS PROVISIONS

8.01. Notices.

8.01(a). Method. Any notice required under this Agreement shall be:

(i)	in writing; and

(ii)	given by mail or delivered by an overnight delivery company (although one-day delivery is not required) addressed to the party to receive the notice at the address designated in § 1.02(b).

If there is a transfer of Common Units under this Agreement, no notice to the transferee shall be required, nor shall the transferee have any rights under this Agreement, until notice of the transfer has been given to the Managing General Partner. Any transfer of Common Units under this Agreement shall not increase the Managing General Partner’s or the Partnership’s duty to give notice. If there is a transfer of Common Units under this Agreement to more than one party, then notice to any owner of any interest in the Common Units shall be notice to all of the owners of the Common Units.

8.01(b). Change in Address. The address of any party to this Agreement may be changed by notice as follows:

(i)	to the Participants, if there is a change of address by the Managing General Partner; or

(ii)	to the Managing General Partner, if there is a change of address by a Participant.

8.01(c). Time Notice Deemed Given. If the notice is given by the Managing General Partner, then the notice shall be considered given, and any applicable time shall run, from the date the notice is placed in the mail or delivered to the overnight delivery company. If the notice is given by any Participant, then the notice shall be considered given and any applicable time shall run from the date the notice is received.

8.01(d). Effectiveness of Notice. Any notice to a party other than the Managing General Partner, including a notice requiring concurrence or nonconcurrence, shall be effective, and any failure to respond binding, irrespective of the following:

(i)	whether or not the notice is actually received; or

(ii)	any disability or death on the part of the noticee, even if the disability or death is known to the party giving the notice.

8.01(e). Failure to Respond. Except pursuant to § 7.02(c) or when this Agreement expressly requires affirmative approval of a Participant, any Participant who fails to respond in writing within the time specified to a request by the Managing General Partner as set forth below, for approval of, or concurrence in, a proposed action shall be conclusively deemed to have approved the action. Except pursuant to § 7.02(c), when this Agreement expressly requires affirmative approval of a Participant, the Managing General Partner shall send a first request and the time period for the Participant’s written response shall not be less than 15 business days from the date of mailing of the request. If the Participant does not respond in writing to the first request, then the Managing General Partner shall send a second request. If the Participant does not respond in writing to the second request within seven calendar days from the date of mailing the second request, then the Participant shall be conclusively deemed to have approved the action.

8.02. Time.

Time is of the essence of each part of this Agreement.

8.03. Applicable Law.

The terms and provisions of this Agreement shall be construed under the laws of the State of Delaware, other than its conflict of law provisions, however, this section shall not be deemed to limit causes of action for alleged violations of federal or state securities law to the laws of the State of Delaware. Neither this Agreement nor the Subscription Agreement shall require mandatory venue or mandatory arbitration of any or all claims by Participants against the Sponsor.

8.04. Agreement in Counterparts.

This Agreement may be executed in counterpart and shall be binding on all of the parties executing this or similar agreements from and after the date of execution by each party.

8.05. Amendment.

8.05(a). Procedure for Amendment. Subject to §§ 8.05(b) and 8.05(c), below, no changes in this Agreement shall be binding unless:

(i)	proposed in writing by the Managing General Partner, and adopted with the consent of Participants whose Common Units equal a majority of the total Common Units; or

(ii)	proposed in writing by Participants whose Common Units equal 10% or more of the total Common Units and approved by an affirmative vote of Participants whose Common Units equal a majority of the total Common Units.

8.05(b). Circumstances Under Which the Managing General Partner Alone May Amend. The Managing General Partner is authorized to amend this Agreement and its exhibits, without the consent of Participants, in any way deemed necessary or desirable by it to reflect:

(i)	a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(ii)	admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(iii)	a change that the Managing General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(iv)	a change that the Managing General Partner determines (A) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (B) to be necessary or appropriate to (x) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (y) facilitate the trading of the Limited Partner Interests or Units (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests or Units are or will be listed or admitted to trading, (C) to be necessary or appropriate in connection with action taken by the General Partner pursuant to § 4.08 or to implement the tax-related provisions of this Agreement or (D) to be required to effect the intent expressed in the offering memorandum for the Initial Offering or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(v)	a change in the fiscal year or taxable year of the Partnership and any other changes that the Managing General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the Managing General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(vi)	an amendment that is necessary, in the opinion of counsel, to prevent the Partnership, or the Managing General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(vii)	an amendment that the Managing General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests, or any options, warrants, rights and/or appreciation rights relating to any Partnership Interest, pursuant to § 4.07;

(viii)	an amendment expressly permitted in this Agreement to be made by the Managing General Partner acting alone;

(ix)	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion approved in accordance with this Agreement;

(x)	an amendment that the Managing General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 1.03; or

(xi)	any other amendments substantially similar to the foregoing.

8.05(c). Amendment Upon the Listing Event. Simultaneously with the Listing Event, this Agreement shall automatically be amended and restated in its entirety to be the Amended and Restated Agreement of Limited Partnership in the form attached hereto as Annex A. Each Limited Partner, by execution hereof or its subscription agreement, shall be deemed to have consented to such amendment, and authorizes the Managing General Partner to execute the same on its behalf as attorney in fact pursuant to § 4.03(d).

8.06. Legal Effect.

This Agreement shall be binding on and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and assigns, and shall run with the interests subject to this Agreement. The terms “Partnership,” “Limited Partner,” “Participant,” “Partner,” “Managing General Partner,” or “parties” shall equally apply to any successor limited partnership, and any heir, devisee, personal representative, successor or assign of a party.

IN WITNESS WHEREOF, the parties hereto set their hands as of the 11 day of February, 2013.

ATLAS GROWTH PARTNERS GP, LLC
Managing General Partner

By:	/s/ Jonathan Z. Cohen
Name: Jonathan Z. Cohen
Its: Executive Vice Chairman of the Board

ATLAS ENERGY, LP

Organizational Limited Partner
By: Atlas Energy GP, LLC, its general partner

By:	/s/ Jonathan Z. Cohen
Name: Jonathan Z. Cohen
Its: Executive Vice Chairman of the Board